Exhibit 2.1

                                                                 EXECUTION COPY


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                PB GAMING, INC.,
                                   AS SELLER,

                         POSTER FINANCIAL GROUP, INC.,

                              LSRI HOLDINGS, INC.,
                                  AS PURCHASER

                                      AND

                           LANDRY'S RESTAURANTS, INC.



                          DATED AS OF FEBRUARY 3, 2005

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I DEFINITIONS......................................................   1

ARTICLE II PURCHASE AND SALE OF SHARES; CLOSING............................  14
   Section 2.1     Purchase and Sale of Shares; Purchaser Deposit..........  14
   Section 2.2     Closing.................................................  15
   Section 2.3     Closing Deliveries......................................  15
   Section 2.4     Allocation of Purchase Price for Tax Purposes...........  17
   Section 2.5     Credit Agreement Indebtedness...........................  18
   Section 2.6     Working Capital Liability Amount........................  18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES...........  18
   Section 3.1     Organization and Qualification..........................  18
   Section 3.2     Capitalization..........................................  19
   Section 3.3     Authority; No Conflict; Required Filings and Consents...  21
   Section 3.4     PFG Financial Statements................................  22
   Section 3.5     No Undisclosed Liabilities..............................  23
   Section 3.6     Absence of Certain Changes or Events....................  23
   Section 3.7     Taxes...................................................  23
   Section 3.8     Real Property...........................................  25
   Section 3.9     Tangible Personal Property..............................  28
   Section 3.10    Intellectual Property...................................  28
   Section 3.11    Contracts...............................................  30
   Section 3.12    Litigation..............................................  32
   Section 3.13    Environmental Matters...................................  32
   Section 3.14    Employee Benefit Plans..................................  34
   Section 3.15    Compliance with Applicable Laws.........................  38
   Section 3.16    Labor Matters...........................................  39
   Section 3.17    Compliance with the WARN Act............................  40
   Section 3.18    Indebtedness............................................  40
   Section 3.19    Insurance...............................................  40
   Section 3.20    Internal Controls and Procedures........................  41
   Section 3.21    Nevada Takeover Statute.................................  41
   Section 3.22    Brokers.................................................  41
   Section 3.23    Suppliers...............................................  41
   Section 3.24    Bank Accounts...........................................  41
   Section 3.25    Receivables.............................................  41

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................  42
   Section 4.1     Organization of Purchaser; No Business Operations of
                   Purchaser...............................................  42
   Section 4.2     Authority; No Conflict; Required Filings and Consents...  42
   Section 4.3     Brokers.................................................  43
   Section 4.4     Licensing...............................................  43

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   Section 4.5     Litigation..............................................  43
   Section 4.6     Investment Intent.......................................  44

ARTICLE V COVENANTS........................................................  44
   Section 5.1     Conduct of Business of the Acquired Entities............  44
   Section 5.2     Cooperation; Notice; Cure...............................  48
   Section 5.3     Access to Information...................................  48
   Section 5.4     No Acquisition Negotiation..............................  49
   Section 5.5     Confidentiality of Information..........................  50
   Section 5.6     No Intercompany Accounts................................  50
   Section 5.7     Governmental Approvals..................................  50
   Section 5.8     Consents................................................  51
   Section 5.9     Performance.............................................  51
   Section 5.10    Publicity...............................................  51
   Section 5.11    Change of Corporate Name Post-Closing...................  52
   Section 5.12    Certain Matters Related to GNL..........................  52
   Section 5.13    Intellectual Property - Pre-Closing.....................  52
   Section 5.14    Senior Notes............................................  53
   Section 5.15    Employee Matters........................................  54
   Section 5.16    Non-Solicitation of Unique Customers....................  55
   Section 5.17    Joint Contracts.........................................  55
   Section 5.18    Treatment of Affiliate Contracts........................  55
   Section 5.19    Refund of Non-Refundable Deposit/Liquidated Damages.....  56
   Section 5.20    Capital Expenditures....................................  57
   Section 5.21    Funding by LNY..........................................  57
   Section 5.22    Certain Indemnification Matters.........................  57
   Section 5.23    Leased Real Property....................................  58
   Section 5.24    Further Actions.........................................  58
   Section 5.25    Non-Solicitation of Certain Employees...................  59
   Section 5.26    Amendment and Supplement of Disclosure Schedule or
                   Schedules...............................................  59

ARTICLE VI CONDITIONS TO CLOSING...........................................  60
   Section 6.1     Conditions of the Parties' Obligations to Effect the
                   Closing.................................................  60
   Section 6.2     Additional Conditions to Obligation of the Seller
                   Parties to Effect the Closing...........................  60
   Section 6.3     Additional Conditions to Obligation of Purchaser to
                   Effect the Closing......................................  61

ARTICLE VII INDEMNIFICATION; REMEDIES......................................  61
   Section 7.1     Indemnification.........................................  61
   Section 7.2     Indemnification Procedures..............................  62
   Section 7.3     Indemnification Backstop................................  65
   Section 7.4     Limitation..............................................  65

ARTICLE VIII TAX MATTERS...................................................  65
   Section 8.1     Accounting and Tax Records..............................  65
   Section 8.2     Transfer Taxes..........................................  65

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   Section 8.3     Tax Status..............................................  66

ARTICLE IX TERMINATION.....................................................  66
   Section 9.1     Termination.............................................  66
   Section 9.2     Effect of Termination...................................  67

ARTICLE X MISCELLANEOUS....................................................  68
   Section 10.1    Expenses................................................  68
   Section 10.2    Notices.................................................  68
   Section 10.3    Survival of Representations, Warranties and Covenants...  70
   Section 10.4    Interpretation; Construction............................  70
   Section 10.5    Governing Law...........................................  70
   Section 10.6    Consent to Jurisdiction and Venue; Enforcement of
                   Agreement; Reimbursement of Costs.......................  71
   Section 10.7    Assignment..............................................  71
   Section 10.8    Amendment...............................................  71
   Section 10.9    Extension; Waiver.......................................  71
   Section 10.10   No Third Party Beneficiaries............................  72
   Section 10.11   Entire Agreement........................................  72
   Section 10.12   Severability............................................  72
   Section 10.13   Counterparts............................................  72
   Section 10.14   Waiver..................................................  72

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

SCHEDULES
---------

Schedule 5.1       Certain Covenant Exceptions
Schedule 5.12      GNL Stock Purchase Agreement and Related Agreements
Schedule 5.15      Listed Collective Bargaining Agreements
Schedule 5.17      Joint Contracts
Schedule 5.20      Capital Expenditure Budget
Schedule 5.25      Excepted Employees


EXHIBITS
--------

Exhibit 2.6        Working Capital Liability Amount
Exhibit A          Form of Escrow Agreement
Exhibit B          Form of Guaranty, Confidentiality and Non-Solicitation
                     Agreement

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

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of February 3, 2005, is by and among PB Gaming, Inc., a Nevada corporation ("Seller"), Poster Financial Group, Inc., a Nevada corporation ("PFG"), LSRI Holdings, Inc., a Delaware corporation ("Purchaser"), and, for the purposes of Section 5.14,
Section 5.21, Section 5.22, Article VII and Article X, Landry's Restaurants, Inc., a Delaware corporation ("LNY"). Seller, PFG and Purchaser are collectively referred to herein as "Parties" and individually as a "Party". This Agreement shall not become effective unless and until such time as Seller has received written confirmation from the Escrow Agent (as defined herein) that the Escrow Agent has received the Non-Refundable Deposit Amount and is holding the Non-Refundable Deposit Amount pursuant to the terms of the Escrow Agreement (each as defined herein).

     WHEREAS, Seller owns of record and beneficially 100 shares of common stock, no par value per share, of PFG (the "Shares"; Shares will also include any additional shares of PFG Common Stock (as defined herein) issued and outstanding prior to Closing), which are all of the issued and outstanding shares of capital stock of PFG;

     WHEREAS, PFG owns of record and beneficially 25,000 shares of common stock, par value $1.00 per share, of GNLV, CORP., a Nevada corporation ("GNLV"), which are all of the issued and outstanding shares of capital stock of GNLV;

     WHEREAS, GNLV owns of record and beneficially a 100% interest (the "GNELLC Interest") in Golden Nugget Experience LLC, a Nevada limited liability company ("GNELLC"), which, in turn, owns of record and beneficially a 17.65% voting interest and a 50% non-voting interest (collectively the "FSELLC Interest") in The Fremont Street Experience Limited Liability Company, a Nevada limited liability company ("FSELLC");

     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares for the consideration and on the terms set forth in this Agreement; and

     WHEREAS, as an inducement for, and in partial consideration of, Seller agreeing to enter into this Agreement, Purchaser shall, on the date hereof, pay to Seller the Non-Refundable Deposit Amount to the Escrow Agent to be delivered in accordance with the terms of the Escrow Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, obligations and agreements set forth below, the Parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     "Acquired Entities" means PFG, GNLV and GNELLC.

     "Acquired Entities Owned Intellectual Property" means all Intellectual Property owned, singly or jointly (if any), by the Acquired Entities.

     "Acquisition Proposal" shall have the meaning ascribed in Section 5.4.

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with") with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the management and policies of such Person.

     "Affiliate Contracts" shall have the meaning ascribed in Section 3.11(c).

     "Agreement" shall have the meaning ascribed in the preamble.

     "Allocation" shall have the meaning ascribed in Section 2.4(a).

     "Barrick" means Barrick-GNL, LLC, a Nevada limited liability company and the purchaser under the GNL Stock Purchase Agreement.

     "Board of Arbitration" shall have the meaning ascribed in Section 7.2(c).

     "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of Nevada.

     "CBAs" shall have the meaning ascribed in Section 5.15(c).

     "Claim Notice" means written notice pursuant to Section 7.2(a) of a Third Party Claim as to which indemnity under Section 7.1 is sought by an Indemnified Party, enclosing a copy of all papers served and specifying in reasonable detail the nature of, and basis for, such Third Party Claim.

     "Cleanup" means all actions required to (a) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment in accordance with Environmental Laws, (b) perform pre-remedial studies and investigations and post-remedial monitoring and care or (c) respond to any requests by a Governmental Entity for information or documents relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

     "Closing" shall have the meaning ascribed in Section 2.2.

     "Closing Date" shall have the meaning ascribed in Section 2.2.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations promulgated thereunder.

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

     "Confidentiality Agreement" means the Confidentiality Agreement, dated as of January 7, 2005, by and between Purchaser and GNLV, as amended from time to time.

     "Consumable Items" means all food stuffs and nonalcoholic beverages that are located at the Real Property.

     "Contract" means any agreement, undertaking, obligation or understanding, whether written or oral, or subject to conditions, including any commitment, letter of intent, mortgage, indenture, note, loan, guarantee, lease, sublease, license, contract, deed of trust, option agreement, right of first refusal, security agreement, development agreement, operating agreement, management agreement, service agreement, partnership agreement, joint venture agreement, limited liability agreement, put/call arrangement, purchase, sale, merger or other agreement, together with any amendments or modifications thereto and restatements thereof; provided that Contracts do not include Leases respecting Leased Real Property or Tenant Leases.

     "Copyrights" means all copyrights, including moral rights and rights of attribution and integrity, copyrights in Software (if any) and in the content contained on any Web site and registrations and applications for any of the foregoing, and rights to sue for past Infringement thereof.

     "Covered Person" shall have the meaning ascribed in Section 5.22.

     "Credit Agreement" means the Loan and Security Agreement, dated as of January 23, 2004, by and among PFG, as parent, GNLV and GNL, as borrowers, Wells Fargo, as administrative agent, arranger and documentation agent for the lenders party thereto, Lehman Brothers, as syndication agent and the other lenders party thereto, as amended from time to time.

     "Credit Agreement Encumbrances" means Encumbrances created under the Loan Documents (as such term is defined under the Credit Agreement).

     "Credit Agreement Repayment Amount" means, as of the date of determination, the amount of funds required to repay and discharge in full all obligations then outstanding under the Credit Agreement, including, (a) Indebtedness outstanding under the Term Loan, including accrued and unpaid interest thereon at such time, (b) Indebtedness outstanding under the Revolver, including accrued and unpaid interest thereon at such time and (c) any prepayment penalties, fees and expenses incurred in connection with the repayment in full and discharge of such Indebtedness, including accrued and unpaid interest thereon at such time.

     "Debt Offer" shall have the meaning ascribed in Section 5.14(a)

     "Disclosure Schedule" shall have the meaning ascribed in Article III.

     "Dispute Period" means the period ending sixty (60) days following receipt by Seller or Purchaser, as the case may be, of either a Claim Notice or an Indemnity Notice.

     "Domain Names" shall have the meaning set forth in 15 U.S.C. ss. 1127.

     "Encumbrance" means any security interest, pledge, mortgage, option, lien (including environmental and Tax liens), assessment, lease, charge, encumbrance, adverse claim, preferential arrangement, condition, equitable interest, right of first refusal or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; provided that licenses to use Intellectual Property granted (a) prior to the date hereof or (b) after the date hereof in the Ordinary Course of Business, with the prior written consent of Purchaser not to be unreasonably withheld or delayed, shall not constitute Encumbrances.

     "Environmental Claim" means any claim, action, cause of action or notice by any Person or investigation by a Governmental Entity, alleging Liability (including potential Liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from,
(a) the presence, Release or threatened Release of any Hazardous Materials at a location, currently or formerly owned or operated by the Acquired Entities or at any third party location at which an Acquired Entity or any other Person whose Liability for any Environmental Claim any of the Acquired Entities has or may have retained or assumed either by Contract or by operation of Law or (b) any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" means all federal, state and local Laws relating to pollution or protection of human health or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including the rules and regulations promulgated thereunder.

     "ERISA Affiliate" shall have the meaning ascribed in Section 3.14(a).

     "Escrow Agent" shall have the meaning ascribed in Section 2.1(b).

     "Escrow Agreement" shall have the meaning ascribed in Section 2.1(b).

     "FF&E" means all furniture, fixtures and equipment owned or leased by any of the Acquired Entities or otherwise used in connection with their respective businesses, including floor coverings, pictures, furniture located within the Real Property, all Operating Equipment and all other equipment used in the operation of the casinos, kitchens, dining rooms and bars, cleaning equipment, office equipment, machinery, vehicles, computers and other data processing hardware, special lighting and other equipment of a like nature, with such additions and deletions as may occur in the Ordinary Course of Business.

     "FIRPTA" means the Foreign Investment Real Property Tax Act, as amended from time to time, including the rules and regulations promulgated thereunder.

     "Foreign Corrupt Practices Act" means the Foreign Corrupt Practices Act of 1977, as amended from time to time, including the rules and regulations promulgated thereunder.

     "FSELLC" shall have the meaning ascribed in the preamble.

     "FSELLC Interest" shall have the meaning ascribed in the preamble.

     "FSELLC Loans" shall have the meaning ascribed in Section 3.2(d).

     "FSELLC Operating Agreement" means the Second Amended and Restated Operating Agreement of FSELLC, as amended from time to time.

     "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

     "Gaming Authorities" means, collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and any other Governmental Entity that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Acquired Entities within their jurisdiction.

     "Gaming Laws" means any federal, state, local or foreign statute, ordinance, rule or regulation governing or relating to the ownership of GNLV and the gambling, gaming or casino activities and operations of the Acquired Entities, in each case as amended from time to time. "Gaming Licenses" means all licenses, permits, approvals, authorizations, registrations, findings of suitability, waivers and exemptions, including any condition or limitation placed thereon, that are necessary for the Acquired Entities to own and operate GNLV's gaming facilities and related amenities issued under the applicable Gaming Laws.

     "GNELLC" shall have the meaning ascribed in the preamble.

     "GNELLC Interest" shall have the meaning ascribed in the preamble.

     "GNELLC Operating Agreement" means the Operating Agreement of GNELLC, dated as of May 26, 2000, as amended from time to time.

     "GNL" means GNL, CORP., a Nevada corporation, and as of the date of this Agreement, an indirect, wholly owned Subsidiary of Seller.

     "GNL Stock Purchase Agreement" means that certain Stock Purchase Agreement, entered into on November 8, 2004, by and among Barrick, PFG and GNL, pursuant to which PFG has agreed to sell all of the issued and outstanding capital stock of GNL to Barrick, as such Agreement may have been amended prior to the date hereof and as may be further amended in accordance with Section 5.12.

     "GNLV" shall have the meaning ascribed in the preamble.

     "GNLV Common Stock" shall have the meaning ascribed in Section 3.2(b).

     "GNLV Shares" shall have the meaning ascribed in Section 3.2(b).

     "Governmental Approvals" means all (a) Gaming Licenses, Liquor Licenses and any other permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, filing, franchise, notice, variance, right, designation, rating, registration, qualification, authorization or order that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law and (b) rights under any Contract with any Governmental Entity that relates to or is used in a Person's business or operations.

     "Governmental Entity" means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) governmental or quasi-governmental entity of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, taxing authority or unit and any court or other tribunal (foreign, federal, state or local) or (c) Person, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including the Gaming Authorities.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

     "Hazardous Materials" means (a) any "hazardous substance," as defined by the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq.; (b) any "hazardous waste" or "solid waste," in either case as defined by the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq.; (c) any solid, hazardous, dangerous or toxic chemical, material, contaminant, or pollutant as those terms are defined by any Environmental Law or any other substance defined or regulated as a pollutant, contaminant, or a hazardous or toxic material under any Environmental Law; (d) any asbestos-containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; (f) any air pollutant which is so designated by the U.S. Environmental Protection Agency as authorized by any Environmental Law or (g) any toxic mold.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, including the rules and regulation promulgated thereunder.

     "Improvements" shall have the meaning ascribed in Section 3.8(e).

     "Income Tax Distribution" means a distribution of cash in the Ordinary Course of Business (a) from GNLV in an amount that does not exceed an amount equal to the difference of (i) the product of (A) the taxable income of the Acquired Entities determined for federal income tax purposes for the periods or portions thereof commencing on January 1, 2005 and ending on the Closing Date, times (B) the highest applicable marginal individual federal income tax rate and (ii) any amounts previously distributed by the Acquired Entities to Seller or Seller's stockholders for Taxes in respect of such income and (b) from GNL in an amount that does not exceed an amount equal to the difference of (i) the product of (A) the taxable income of GNL determined for federal income tax purposes for the periods or portions thereof commencing on January 1, 2005 and ending on the Closing Date, times (B) the highest applicable marginal individual federal income tax rate and (ii) any amounts previously distributed by PFG to Seller or Seller's stockholders for Taxes in respect of such income.

     "Indebtedness" means, with respect to a Person without duplication, (a) all indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services (other than property, including inventory, and services purchased, trade payables, other expense accruals and deferred compensation items arising in the Ordinary Course of Business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the Ordinary Course of Business in respect of which such Person's liability remains contingent), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by a Person, or in effect guaranteed directly or indirectly by a Person through a Contract (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss in respect of such indebtedness and (h) all indebtedness referred to in clauses (a) through
(g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and Contract rights) owned by a Person, even though the Person may not have assumed or become liable for the payment of such indebtedness, and including in clauses (a) through (h) above any accrued and unpaid interest thereon.

     "Indemnified Party" means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

     "Indemnifying Party" means the Seller or the Purchaser Indemnifying Parties, as the case may be.

     "Indemnity Notice" means written notification pursuant to Section 7.2(b) of a claim for indemnity under Section 7.1 by an Indemnified Party, specifying in reasonable detail the nature of and basis for such claim, together with the amount of the Loss arising from such claim.

     "Indenture" means the Indenture, dated as of December 3, 2003, by and among PFG, HSBC Bank USA, as trustee, and the guarantors party thereto, as amended or supplemented from time to time.

     "Indenture Amendments" shall have the meaning ascribed in Section 5.14(a).

     "Indenture Encumbrances" means Encumbrances created under the Collateral Documents (as such term is defined under the Indenture).

     "Infringement" means an assertion that a given item infringes, misappropriates, dilutes, unfairly competes with, constitutes unauthorized Use of or otherwise violates the Intellectual Property rights of any Person.

     "Intellectual Property" means all Copyrights, Patents, Rights of Publicity, Trademarks, Domain Names, Trade Secrets and related intangible assets and all goodwill associated therewith.

     "IP Agreements" means all Contracts, outstanding decrees, orders, judgments, settlement agreements or stipulations to which any of the Acquired Entities is a party or otherwise bound (whether oral or written, and whether between or among the Acquired Entities and an independent Person or inter-corporate) that contain provisions (a) granting to any Person any rights in Acquired Entities Owned Intellectual Property or Used Intellectual Property,
(b) granting to any of the Acquired Entities any rights in Used Intellectual Property, (c) consenting to another Person's Use of Acquired Entities Owned Intellectual Property or Used Intellectual Property or (d) transferring ownership of Intellectual Property rights to any of the Acquired Entities.

     "IP Claim" means any demand, suit, arbitration, opposition, interference, cancellation or other adversarial proceeding concerning Intellectual Property or any rights associated therewith.

     "IP Enforcement Documents" means all outstanding decrees, orders, judgments, settlement agreements or stipulations to which any of the Acquired Entities is a party or otherwise bound (whether oral or written, and whether between or among the Acquired Entities and an independent Person or inter-corporate) that contain provisions (a) covenanting not to sue any Person for Infringement of any Acquired Entities Owned Intellectual Property or Used Intellectual Property; or (b) restricting any of the Acquired Entities' Use of Acquired Entities Owned Intellectual Property or Used Intellectual Property.

     "IRS" means the Internal Revenue Service.

     "Joint Contracts" shall have the meaning ascribed in Section 5.17.

     "Knowledge" means, with respect to a Person other than an individual, the knowledge of any director or executive officer of such Person and for the purposes of Sections 3.8, 3.9 and 3.13 only, shall include the Director of Property Operations at GNLV; and for the purposes of Section 3.10 only, shall include the Vice President for Information Systems at GNLV. Any such individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter after inquiry of a type consistent with the Person's past practice in performance of his or her office or employment.

     "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity, including all Gaming Laws.

     "Leased Real Property" shall have the meaning ascribed in Section 3.8(a).

     "Leases" means all leases, ground leases, subleases or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect to the Real Property, but excluding any lease or sublease as to which GNLV is the lessor or sublessor.

     "Liabilities" means all debts, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including those arising under any Law, action, investigation, inquiry or order and those arising under any Contract.

     "Liquor Assets" means the inventory of alcoholic beverages at the Real Property.

     "Liquor Licenses" means all those alcoholic beverage licenses issued by Governmental Entities to GNLV pursuant to which the sale of alcoholic beverages is permitted in the casino, restaurants, bars, function rooms and guest rooms of the hotel owned by GNLV.

     "Lists" means all casino player, customer and patron lists, information and databases.

     "LNY" shall have the meaning ascribed in the preamble.

     "LNY SEC Reports" means all forms, reports, schedules, statements and documents (including exhibits thereto, documents incorporated by reference therein and supplements and amendments thereto) filed with, or submitted to, the SEC by LNY.

     "Loss" means any out-of-pocket cost, damage, Liability, loss, injury, penalty, or obligation of any kind or nature, including interest, penalties, fines, legal, accounting, and other out-of-pocket professional fees and expenses incurred in the investigation, collection, prosecution, determination and defense thereof, amounts paid in settlement, excluding, in any case, any incidental or consequential damages and any punitive damages other than, for the purposes of Article VII, any incidental or consequential and punitive damages awarded in any action or proceeding against an Indemnified Party to Third Parties that may be imposed on or otherwise incurred or suffered.

     "Material Adverse Effect" means any circumstance, development, change in, or effect on the Acquired Entities, taken as a whole, that, individually or in the aggregate with any other circumstances, developments, changes in, or effects on, the Acquired Entities, taken as a whole, is materially adverse to
(a) the business or the condition (financial or otherwise), results of operations, operations, assets, properties or liabilities of the Acquired Entities, taken as a whole or (b) the ability of either of the Seller Parties to perform its respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement, other than, in any case, any circumstance, development, change or effect relating to or arising out of (i) business or economic conditions in the United States generally or the travel, hospitality or gaming industries in general in the United States or in the state of Nevada, (ii) national or international political or social conditions, including the engagement by the United States in hostilities (or any escalation thereof), whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon Las Vegas, Nevada or the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or (iii) the announcement of, or the taking of any action contemplated by, this Agreement.

     "Material Contracts" shall have the meaning ascribed in Section 3.11(a).

     "Multiemployer Plan" shall have the meaning ascribed in Section 3.14(b).

     "NLRA" means the National Labor Relations Act of 1947, as amended from time to time, including the rules and regulations promulgated thereunder.

     "NLRB" means the National Labor Relations Board established pursuant to the NLRA.

     "Non-Gaming Liabilities" shall have the meaning ascribed in Section
7.1(a).

     "Non-Refundable Deposit Amount" shall have the meaning ascribed in Section 2.1(b).

     "Non-Represented Employees" shall have the meaning ascribed in Section 5.15(d).

     "Notifying Party" shall have the meaning ascribed in Section 5.7(a).

     "NRS" means the Nevada Revised Statutes, as amended from time to time, including the rules and regulations promulgated thereunder.

     "Offer Documents" shall have the meaning ascribed in Section 5.14(b).

     "Operating Equipment" means all items owned or leased by any of the Acquired Entities and used in its business, including in the operation or maintenance of the Real Property, including all specialized casino equipment, such as slot machines, cards, poker chips, gaming devices, dice, baccarat chips, gaming tables, pneumatic stools, drop buckets, cans and racks, tokens, token racks, card shuffler devices and accessories, change sorters, pit stands, counting equipment, roulette table covers, casino and game table signage, cage and game tables supplies, and all other gaming equipment relating to its business, and including food service preparation utensils, chinaware, glassware, silverware and hollowware, food and beverage service equipment, uniforms and also including consumable supplies for housekeeping, engineering, accounting and office use, together with paper supplies and miscellaneous general supply items.

     "Ordinary Course of Business" means an action taken by a Person if such action is consistent with the past practices of such Person and is taken in the normal day-to-day operations of such Person.

     "Outside Date" shall have the meaning ascribed in Section 9.1(b).

     "Owned Real Property" shall have the meaning ascribed in Section 3.8(a).

     "Parties" shall have the meaning ascribed in the preamble.

     "Patents" means all patents and industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing and rights to sue for past Infringement thereof.

     "Permitted Exceptions" means, collectively, (a) Encumbrances for real estate Taxes or ad valorem Taxes that are not past due, (b) easements for the erection and maintenance of public utilities exclusively serving the properties and other matters set forth in Section 3.8(b) of the Disclosure Schedule that, to the Knowledge of any of the Seller Parties, neither (i) materially interferes with the use or operation of an Acquired Entity in the conduct of its business as it is presently conducted or (ii) renders title to the Owned Real Property unmarketable or uninsurable, (c) Tenant Leases and (d) the Credit Agreement Encumbrances and Indenture Encumbrances.

     "Person" means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust or other entity or organization, including a Governmental Entity.

     "PFG" shall have the meaning ascribed in the preamble.

     "PFG Common Stock" shall have the meaning ascribed in Section 3.2(a).

     "PFG Financial Statements" shall have the meaning ascribed in Section 3.4.

     "PFG SEC Reports" means all forms, reports, schedules, statements and documents (including exhibits thereto, documents incorporated by reference therein and supplements and amendments thereto) filed with, or submitted to, the SEC by PFG.

     "Plans" shall have the meaning ascribed in Section 3.14(a).

     "Policies" shall have the meaning ascribed in Section 3.19.

     "Purchase Price" shall have the meaning ascribed in Exhibit 2.6.

     "Purchaser" shall have the meaning ascribed in the preamble.

     "Purchaser Indemnified Parties" means Purchaser and, after the Closing, the Acquired Entities and their respective directors, managers, officers, employees, agents and representatives.

     "Purchaser Indemnifying Parties" means Purchaser, and after the Closing, the Acquired Entities.

     "Purchaser's Letter" shall have the meaning ascribed in Section 2.4(b).

     "Real Property" shall have the meaning ascribed in Section 3.8(a).

     "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) of Hazardous Materials in, at, on or under the property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

     "Rent Roll" shall have the meaning ascribed in Section 3.8(d).

     "Resolution Period" means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from the applicable Indemnifying Party stating that it disputes all or any portion of a claim set forth in an Indemnity Notice.

     "Restricted Party" shall have the meaning ascribed in Section 5.4.

     "Revised Allocation" shall have the meaning ascribed in Section 2.4(b).

     "Revolver" means the $25,000,000 revolving loan facility pursuant to the Credit Agreement.

     "Rights of Publicity" means all rights of publicity and privacy, as defined under applicable Law, including the Use of the names, likenesses, voices, signatures, biographical information, persona and other recognizable aspects of real Persons, and rights to sue for past Infringement thereof.

     "S Corporation" shall have the meaning ascribed in Section 3.7(k).

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended from time to time, including the rules and regulations promulgated thereunder.

     "Seller" shall have the meaning ascribed in the preamble.

     "Seller Indemnified Parties" means Seller and their respective directors, officers, employees, agents and representatives.

     "Seller Parties" means Seller and PFG.

     "Senior Notes" means the issued and outstanding 8 3/4% Senior Secured Notes due 2011 of PFG.

     "Shares" shall have the meaning ascribed in the preamble.

     "Software" means all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing.

     "SOXA" means the Sarbanes-Oxley Act of 2002, as amended from time to time, including the rules and regulations promulgated thereunder.

     "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

     "Tangible Personal Property" means all items of tangible personal property owned or leased by any of the Acquired Entities, including (a) FF&E, (b) Consumable Items, (c) Liquor Assets, (d) accounting, inventory control and other business related software used by any of the Acquired Entities in connection with its operation of its business and (e) all such other items of tangible personal property that are located at, and used in the operation of, its business.

     "Tax Returns" means all information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes, including attachments thereto, declarations, disclosures, schedules, estimates and elections and amendments thereof, including information returns.

     "Taxes" means any and all taxes, charges, customs, fees, levies, duties, liabilities, impositions or other assessments, including income, gross receipts, profits, excise, real or personal property, environmental, recapture, sales, use, value-added, withholding, social security, retirement, employment, unemployment, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes, general or special assessments, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), and all taxes, fees and other charges assessed under the Gaming Laws (excluding any and all fees, charges, costs and expenses assessed against Purchaser or any of its principals by the Gaming Authorities in connection with the filing, investigation and/or processing of the applications of Purchaser and any of its principals to obtain all Governmental Approvals necessary to own and operate the Acquired Entities and their respective facilities and related amenities), whether computed on a separate, consolidated, unitary, combined or any other basis; and any interest, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, customs, fees, levies, duties, liabilities, impositions or other assessments. For purposes of this Agreement, "Taxes" also includes any obligation under any Law, agreement or arrangement with any other Person with respect to Taxes of such other Person (including pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or foreign tax Law) and including any liability for Taxes of any predecessor entity.

     "Tenant Leases" means all leases and subleases of Real Property as to which GNLV is the lessor or sublessor.

     "Term Loan" means Term Loan A an original aggregate principal in the amount of $12,500,000 and Term Loan B in the amount of $7,500,000, each pursuant to the Credit Agreement.

     "Third Party" shall have the meaning ascribed in Section 7.2(a).

     "Third Party Claim" shall have the meaning ascribed in Section 7.2(a).

     "Title IV Plans" shall have the meaning ascribed in Section 3.14(a).

     "Trade Secrets" means all trade secrets (as defined under applicable Law), if any, including trade secrets of the following nature: financing and marketing information; technology; know-how; inventions; proprietary processes; formulae; algorithms; models and methodologies; Lists of Unique Customers; and rights to sue for past Infringement thereof.

     "Trademark Licensing Agreement" means the Trademark Licensing Agreement described in Section 5.12 and the side agreement for transition access and domain name which relate to the use of the "Golden Nugget" trade name.

     "Trademarks" means all trademarks, service marks, trade names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing, registrations and applications relating to any of the foregoing, and rights to sue for past Infringement thereof.

     "Transfer Taxes" shall have the meaning ascribed in Section 8.2.

     "Transition Services Agreement" means the Transition Services Agreement described in Section 5.12.

     "Unique Customers" shall have the meaning ascribed in Section 5.16.

     "Use" means to copy, display, perform, transmit, disclose to Third Parties, create derivative works from and otherwise modify, make, use, sell (or offer to make, use or sell), import, export, and otherwise exploit, and grant to Third Parties the right or license to do the same.

     "Used Intellectual Property" means all Intellectual Property owned or controlled by (a) Seller or its Affiliates other than any of the Acquired Entities or (b) any other Person other than any of the Acquired Entities, and Used or held for Use in the business of any of the Acquired Entities, but excluding Acquired Entities Owned Intellectual Property.

     "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time, including the rules and regulations promulgated thereunder.

     "Wells Fargo" means Wells Fargo Foothill, Inc.

                                   ARTICLE II

                      PURCHASE AND SALE OF SHARES; CLOSING
                      ------------------------------------

     SECTION 2.1 PURCHASE AND SALE OF SHARES; PURCHASER DEPOSIT.

          (a) On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, the Shares. At the Closing, the Shares shall be transferred or otherwise conveyed to Purchaser free and clear of all Encumbrances, excepting only restrictions on the subsequent transfer of the Shares as may be imposed under applicable Laws. In consideration of the purchase and sale of the Shares, at the Closing, Purchaser shall pay to Seller, an amount equal to $140,000,000. The Purchaser hereby acknowledges and agrees that the assets and properties of PFG and its Subsidiaries (including the equity interests held, directly or indirectly, by PFG in GNLV, GNELLC and, if applicable, GNL) shall at Closing remain subject to the Credit Agreement Encumbrances and the Indenture Encumbrances.

          (b) Upon execution of this Agreement, and as an inducement for, and in partial consideration of, the Seller Parties entering into this Agreement, Purchaser shall deliver or cause to be delivered to Chicago Title Agency of Nevada, Inc., as escrow agent (the "Escrow Agent") an amount equal to $25,000,000 (the "Non-Refundable Deposit Amount") in immediately available funds by wire transfer pursuant to the terms and conditions of the Escrow Agreement of even date herewith by and among Seller, Purchaser and Escrow Agent, attached hereto as Exhibit A (the "Escrow Agreement"). The Non-Refundable Deposit Amount (for the avoidance of doubt, excluding any interest or gains thereon) shall be credited against the Purchase Price and, accordingly, deducted from the Purchase Price payable at Closing. The Non-Refundable Deposit Amount shall be non-refundable other than as expressly set forth in Section 5.19.

     SECTION 2.2 CLOSING. The Closing (the "Closing") of the purchase and sale of the Shares under this Agreement shall take place at the executive offices of GNLV, 129 East Fremont Street, Las Vegas, Nevada 89101 (or such other location agreed upon by Purchaser and Seller) at such time to be agreed upon by Purchaser and Seller on a date to be specified by Purchaser and Seller, which shall be no later than the second Business Day after satisfaction or, if permissible, waiver of the conditions set forth in Article VI (the "Closing Date"), unless a later date is agreed to in writing by Purchaser and Seller.

     SECTION 2.3 CLOSING DELIVERIES.

          (a)  At the Closing, Seller shall deliver or cause to be delivered to
     Purchaser:

               (i) one or more certificate(s) representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form reasonably satisfactory to Purchaser for transfer on the books of PFG (with any requisite Transfer Tax stamps attached by Seller);

               (ii)   an executed receipt for the Purchase Price;

               (iii) copies of the Articles of Incorporation (in the case of GNELLC, its Articles of Organization) of each of the Acquired Entities, certified as of a date within three (3) Business Days of the Closing Date by the Secretary of State of the State of Nevada;

               (iv) a copy, certified by the Secretary of (A) each of the Seller Parties, of the resolutions of its board of directors authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement, and in each case such resolutions shall be in full force and effect and not revoked and (B) each of the Acquired Entities, of its Bylaws (in the case of GNELLC, the GNELLC Operating Agreement);

               (v) a duly executed certificate of the Chairman or President of each of the Seller Parties pursuant to Section 6.3(c);

               (vi) a good standing certificate for each of the Acquired Entities issued by the Secretary of State of the State of Nevada, dated as of a date within three (3) Business Days prior to the Closing Date;

               (vii) a bring down good standing certificate, dated as of the Closing Date, of each of the certificates delivered pursuant to
          Section 2.3(a)(vi), or a verbal confirmation or computer print out from the Secretary of State of the State of Nevada with respect to such good standing;

               (viii) the original stock and corporate minute books (or their equivalent) of each of the Acquired Entities, except for the GNLV stock and corporate minute books for the years 1974-1988;

               (ix) duly executed resignations effective as of the Closing Date from such directors, officers and managers of the Acquired Entities and FSELLC (in the case of any appointees of the Acquired Entities to the FSELLC Board of Managers) as Purchaser shall have requested in writing not less than three (3) Business Days prior to the Closing Date;

               (x) duly executed copies of the consents and approvals obtained by the Seller Parties in accordance with Section 5.8 and
          Section 5.17;

               (xi) duly executed copies of the documentation obtained by the Seller Parties in accordance with Section 5.18;

               (xii) FIRPTA certificates in form and substance reasonably satisfactory to Purchaser;

               (xiii) a duly executed copy of the agreement attached as Exhibit B; and

               (xiv) all other previously undelivered documents, agreements, instruments, writings and certificates, and such other documents, agreements, instruments, writings and certificates as Purchaser may reasonably request at least two (2) Business Days prior to the Closing Date to effect the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Purchaser.

          (b) At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

               (i) the Purchase Price, minus the Non-Refundable Deposit Amount, in immediately available funds by wire transfer to an account designated by Seller in writing to Purchaser with such notice being provided to Purchaser no less than two (2) Business Days prior to the Closing Date;

               (ii)   an executed receipt for delivery of the Shares;

               (iii) a copy, certified by the Secretary of Purchaser, of the resolutions of its board of directors authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement, which resolutions shall be in full force and effect and not revoked;

               (iv) a duly executed certificate of the Chairman or President of Purchaser pursuant to Section 6.2(c);

               (v) a good standing certificate of Purchaser issued by the Secretary of State of the State of Delaware, dated as of a date within three (3) Business Days prior to the Closing Date;

               (vi) a bring down good standing certificate, dated as of the Closing Date, of each of the certificates delivered pursuant to
          Section 2.3(b)(v), or a verbal confirmation from the Secretary of State of the State of Delaware on the Closing Date with respect to such good standing;

               (vii) evidence in form and substance reasonably satisfactory to Seller that Purchaser and its directors, officers, employees, stockholders and Affiliates have received all necessary Gaming Licenses and Liquor Licenses required in connection with the consummation of the transactions contemplated by this Agreement; and

               (viii) all other previously undelivered documents, agreements, instruments, writings and certificates, and such other documents, agreements, instruments, writings and certificates as Seller may reasonably request at least two (2) Business Days prior to the Closing Date to effect the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Seller.

     SECTION 2.4 ALLOCATION OF PURCHASE PRICE FOR TAX PURPOSES.

          (a) Promptly after the Closing, Seller and Purchaser shall use their reasonable best efforts to agree on an allocation (the "Allocation") of the consideration paid for the Shares among the assets of PFG for federal income tax purposes.

          (b) If Seller and Purchaser are unable to agree on the Allocation within sixty (60) days after the Closing, Seller shall provide Purchaser with a proposed Allocation and Purchaser shall have ten (10) days to accept such Allocation or provide a written explanation of the reasons for Purchaser's disagreement with the proposed Allocation (the "Purchaser's Letter"). Upon Seller's receipt of the Purchaser's Letter, Seller and Purchaser shall use their reasonable best efforts to resolve the disagreements regarding the Allocation. If Seller and Purchaser are unable to resolve their disagreements within thirty (30) days after Seller's receipt of Purchaser's Letter, then Seller's and Purchaser's obligations to agree on an Allocation pursuant to this Section 2.4 shall cease and be of no further force or effect and each Party shall thereafter be entitled to allocate the consideration among the assets of PFG in the manner each deems appropriate using its reasonable business judgment. In the event that Seller and Purchaser cannot reach agreement on the Allocation, each of Seller and Purchaser shall promptly provide the other Party with the allocation it reports to any taxing authority. Seller and Purchaser shall also use their best efforts, if necessary, to agree upon a revised Allocation (the "Revised Allocation") reflecting any adjustments to the consideration for the Shares occurring after the determination of the Allocation, using the same procedures set forth in this Section 2.4(b) for determining the Allocation.

          (c) To the extent that Seller and Purchaser are able to agree on the Allocation or the Revised Allocation, as applicable, Seller and Purchaser shall (i) be bound by such allocation for all relevant Tax purposes, (ii) prepare and file all Tax Returns in which the acquisition of the Shares is treated as an asset purchase in a manner consistent with such allocation and (iii) take no position inconsistent with such allocation in any Tax Return in which the acquisition of the Shares is treated as an asset purchase or any related proceeding before any taxing authority. In the event that the allocation reported to a taxing authority by either party is disputed by such taxing authority, the party receiving notice of such dispute shall promptly notify the other party and keep the other party apprised of material developments concerning resolution of such dispute.

     SECTION 2.5 CREDIT AGREEMENT INDEBTEDNESS. Prior to or at the Closing, Purchaser shall either (i) have obtained the consent of the lenders under the Credit Agreement such that all amounts thereunder shall remain outstanding at and following the Closing without any default or acceleration thereunder or
(ii) in the event such consent has not been obtained at or prior to such time, deliver to the lenders under the Credit Agreement, the Credit Agreement Repayment Amount in immediately available funds by wire transfer to an account or accounts designated by such lenders.

     SECTION 2.6 WORKING CAPITAL LIABILITY AMOUNT. In consideration of the purchase and sale of the Shares, at the Closing, Purchaser shall pay to Seller the Working Capital Liabilities Amount as calculated pursuant to Exhibit 2.6.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
              ----------------------------------------------------

     The Seller Parties, jointly and severally, represent and warrant to Purchaser that the statements contained in this Article III are true and correct, except as set forth (i) herein, (ii) in the PFG SEC Reports filed with, or submitted to, the SEC by PFG prior to the date of this Agreement or
(iii) in the disclosure schedule delivered by the Seller Parties to Purchaser concurrent with the execution and delivery of this Agreement (the "Disclosure Schedule").

     SECTION 3.1 ORGANIZATION AND QUALIFICATION.

          (a) Seller and each of the Acquired Entities is duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate or limited liability power and authority, as the case may be, to carry on its business as now being conducted. There are no other jurisdictions where the character of the property owned, leased or operated by the Acquired Entities or the nature of the business conducted by the Acquired Entities makes qualification or licensing to do business necessary, except for such jurisdictions where the failure to so qualify or be licensed would not reasonably be expected to have a Material Adverse Effect.

          (b) Seller has made available to Purchaser a complete, accurate and current copy of the Articles of Incorporation and Bylaws or comparable charter and organizational documents of the Acquired Entities, in each case as amended to the date of this Agreement. The stock transfer books and minute books or similar records of the Acquired Entities, which have heretofore been made available by the Seller Parties to Purchaser, are complete, accurate and current. To the Knowledge of any of the Seller Parties, no matter was disclosed in the minute books of GNLV for the years 1974-1988 that would reasonably be expected to have a Material Adverse Effect.

     SECTION 3.2 CAPITALIZATION.

          (a) The authorized capital stock of PFG consists solely of 10,000 shares of common stock, no par value per share (the "PFG Common Stock"), of which 100 shares of PFG Common Stock are, as of the date of this Agreement, issued and outstanding, all of which are owned of record and beneficially by Seller and are free and clear of all Encumbrances, excepting only restrictions on the subsequent transfer as may be imposed under applicable Laws. As of immediately prior to Closing, Seller owns of record and beneficially all of the issued and outstanding shares of PFG Common Stock free and clear of all Encumbrances, excepting only restrictions on the subsequent transfer as may be imposed under applicable Laws. All of the issued and outstanding shares of PFG Common Stock have been duly authorized, validly issued and fully paid, are nonassessable, are not subject to any preemptive or other similar rights and have not been issued in violation of any applicable Laws, the PFG Articles of Incorporation, the PFG Bylaws or the terms of any Contract to which any of the Seller Parties is a party or bound. Except as required under the Gaming Laws, there are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any shares of PFG Common Stock. There are no bonds, debentures, notes or other indebtedness of PFG having voting rights (or convertible into securities having voting rights). There are no shares or other equity interests or securities of PFG reserved for issuance or any outstanding subscriptions, options, warrants, rights, "phantom" stock rights, convertible or exchangeable securities, stock appreciation rights, or other Contracts (other than this Agreement) granting to any Person any interest in or right to acquire at any time, or upon the happening of any stated event, any shares of PFG Common Stock or other equity interests or securities of PFG, or any interest in, exchangeable for, or convertible into, shares of PFG Common Stock or other equity interests or securities of PFG.

          (b) The authorized capital stock of GNLV consists solely of 1,000,000 shares of common stock, par value $1.00 per share (the "GNLV Common Stock"), of which 25,000 shares of GNLV Common Stock are issued and outstanding (the "GNLV Shares"), all of which are owned of record and beneficially by PFG and are free and clear of all Encumbrances, except those Encumbrances set forth in Section 3.2(b) of the Disclosure Schedule and those restrictions on the subsequent transfer as may be imposed under applicable Laws. All of the issued and outstanding shares of GNLV Common Stock have been duly authorized, validly issued and fully paid, are nonassessable, are not subject to any preemptive or other similar rights and have not been issued in violation of any applicable Laws, the GNLV Articles of Incorporation, the GNLV Bylaws or the terms of any Contract to which any of the Seller Parties is a party or bound. Except as required under the Gaming Laws, there are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any shares of GNLV Common Stock. There are no bonds, debentures, notes or other indebtedness of GNLV having voting rights (or convertible into securities having voting rights). There are no shares or other equity interests or securities of GNLV reserved for issuance or any outstanding subscriptions, options, warrants, rights, "phantom" stock rights, convertible or exchangeable securities, stock appreciation rights, or other Contracts (other than this Agreement) granting to any Person any interest in or right to acquire at any time, or upon the happening of any stated event, any shares of GNLV Common Stock or other equity interests or securities of GNLV, or any interest in, exchangeable for, or convertible into, shares of GNLV Common Stock or other equity interests or securities of GNLV.

          (c) The authorized capital of GNELLC consists solely of member's interests, of which 100% are issued and outstanding, all of which are owned of record and beneficially by GNLV and are free and clear of all Encumbrances, except those Encumbrances set forth in Section 3.2(c) of the Disclosure Schedule and those restrictions on the subsequent transfer as may be imposed under applicable Laws. The GNELLC Interest has been duly authorized and validly issued, is not subject to any preemptive or similar rights and has not been issued in violation of any applicable Laws, the GNELLC Articles of Organization, the GNELLC Operating Agreement or the terms of any Contract to which any of the Seller Parties is a party or bound. Except as required under the Gaming Laws, there are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire the GNELLC Interest. There are no bonds, debentures, notes or other indebtedness of GNELLC having rights (or convertible into securities having voting rights). There are no equity interests or other securities of GNELLC reserved for issuance or any outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or other Contracts (other than this Agreement) granting to any Person any interest in or right to acquire at any time, or upon the happening of any stated event, any equity interests or other equity securities of GNELLC, or any interest in, exchangeable for or convertible into, equity interests or other equity securities of GNELLC.

          (d) As of the date of this Agreement, the authorized capital of FSELLC consists solely of 1,600 voting units and 360 non-voting units, of which 1,600 voting units and 360 non-voting units are issued and outstanding, of which 300 voting units and 180 non-voting units are owned of record and beneficially by GNELLC and are free and clear of all Encumbrances, except those Encumbrances set forth in Section 3.2(d) of the Disclosure Schedule and those restrictions on the subsequent transfer as may be imposed under applicable Laws. The FSELLC Interest has been duly authorized and validly issued, and has not been issued in violation of any applicable Laws, the FSELLC Articles of Organization, the FSELLC Operating Agreement or the terms of any Contract to which any of the Seller Parties is a party or bound. As of the date of this Agreement, Section 3.2(d) of the Disclosure Schedule sets forth, to the Knowledge of any of the Seller Parties, the managers of FSELLC and the members of FSELLC, together with their ownership of voting and non-voting units of FSELLC. As of the date of this Agreement, Section 3.2(d) of the Disclosure Schedule sets forth the date and amount and number of voting or non-voting units received for each capital contribution made by Golden Nugget Experience Corp. (the predecessor of GNELLC) and GNELLC in respect of its purchase of the FSELLC Interest. As of the date of this Agreement, Section 3.2(d) of the Disclosure Schedule sets forth a schedule of all loans and advances to, guarantees made on behalf of, letters of credit issued on behalf of and any other credit enhancement arrangements made by or on behalf of FSELLC by GNLV and/or GNELLC (the "FSELLC Loans"), and also contains the material terms, including, principal amount, maturity date and repayment schedule of such loans and advances. Seller has made available to Purchaser complete, accurate and current copies of the FSELLC Loans. To the Knowledge of any of the Seller Parties, the FSELLC Loans are valid and binding obligations of FSELLC, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity) and there has been no breach or default or claim of default and, to the Knowledge of any of the Seller Parties, no event has occurred which, with or without notice, the passage of time, or both, would constitute a default by FSELLC. Except as set forth in Section 8.4 (Budget) of the FSELLC Operating Agreement or as required by applicable Law, GNELLC is not obligated to make any additional capital contributions in FSELLC. No member of FSELLC is obligated to make loans to FSELLC. Except for the FSELLC Operating Agreement, GNELLC has not entered into or consummated any Contract for the purchase or sale of voting and/or non-voting units of FSELLC or with respect to the voting of the FSELLC Interest.

          (e) Except for its ownership of the GNELLC Interest and the FSELLC Interest, GNLV does not own directly or indirectly, of record or beneficially, or have the right to acquire under any Contract, any capital stock or equity interests or any securities convertible, exchangeable, redeemable or exercisable into capital stock or equity interests of any other Person. Except for its ownership of the FSELLC Interest, GNELLC does not own directly or indirectly, of record or beneficially, or except, with respect to voting and non-voting units of FSELLC pursuant to Section 4.1(c) (Preemptive Rights) and Section 8.4 (Budget) of the FSELLC Operating Agreement, have the right to acquire under any Contract, any capital stock or equity interests or any securities convertible, exchangeable, redeemable or exercisable into capital stock or equity interests in any other Person.

     SECTION 3.3 AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) Each of the Seller Parties has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions that are contemplated by this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller Parties and the performance by the Seller Parties of the transactions that are contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Seller Parties, respectively. This Agreement has been duly executed and delivered by each of the Seller Parties and, assuming this Agreement constitutes the valid and binding obligation of Purchaser and LNY, constitutes the valid and binding obligation of each of the Seller Parties, enforceable against each of the Seller Parties in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and
     (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

          (b) The execution and delivery of this Agreement by each of the Seller Parties does not, and the performance and consummation by each of the Seller Parties of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of the Seller Parties, (ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice, consent, approval or waiver under, or give to others any rights of termination, acceleration, suspension, revocation or cancellation of, or result in the creation or continuance of any Encumbrance on the Shares or any of the assets or properties of the Acquired Entities pursuant to, any Contract, permit or obligation to which any of the Seller Parties is a party or by which any of the Seller Parties or any of their respective assets or properties is bound or (iii) conflict with or violate any Law or Governmental Order applicable to any of the Seller Parties or the Shares or any of the assets or properties of the Acquired Entities, other than, in the case of clauses (ii) and (iii) above, for such conflicts, breaches or violations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

          (c) Except for (i) the filing of notification reports under the HSR Act, (ii) any Governmental Approvals related to, or arising out of, compliance with (x) Gaming Laws and (y) Gaming Licenses, (iii) any Governmental Approvals related to, or arising out of, compliance with Liquor Licenses, (iv) any Governmental Approvals as may be required under applicable state securities Laws, (v) any Governmental Approvals as may be required under any environmental health or safety Laws pertaining to any notification, disclosure or required approval triggered by the Closing or the transactions contemplated by this Agreement and (vi) the satisfaction or waiver of the closing conditions in Section 6.1 and Section 6.2 and the closing deliveries in Section 2.3(a), no Governmental Approval, or consent, approval, authorization or action by, notice to, filing with, or waiver from, any other Person is required in connection with the execution, delivery and performance of this Agreement by the Seller Parties and consummation by the Seller Parties of the transactions contemplated by this Agreement.

     SECTION 3.4 PFG FINANCIAL STATEMENTS. All of the financial statements included in the PFG SEC Reports, in each case, including any related notes thereto, as filed with the SEC (collectively, the "PFG Financial Statements"), have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of such unaudited statements, to normal, recurring adjustments that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) and fairly present the consolidated financial position of PFG and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated. For periods after November 8, 2004, PFG will reflect the GNL assets as held for sale in the PFG Financial Statements and will report financial results of GNL as a component of discontinued operations.

     SECTION 3.5 NO UNDISCLOSED LIABILITIES. There are no liabilities of the Acquired Entities of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that would be required to be reflected or reserved against on a consolidated balance sheet of PFG and its Subsidiaries or in the notes thereto prepared in accordance with GAAP, except for liabilities (a) disclosed or provided for in the consolidated balance sheet of PFG and its Subsidiaries at December 31, 2004, including the notes thereto, (b) incurred in the Ordinary Course of Business since December 31, 2004, (c) incurred by or on behalf of PFG or any of the Acquired Entities in connection with this Agreement and the transactions contemplated by this Agreement or (d) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2004, except as contemplated by this Agreement, the business and operations of each of the Acquired Entities have been conducted only in the Ordinary Course of Business and, since such date, there has not been (a) any Material Adverse Effect and (b) any action which, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 5.1 (excluding any requirement set forth in Section 5.1 to give notice as to any action occurring prior to the date of this Agreement).

     SECTION 3.7 TAXES.

          (a) Seller and each of the Acquired Entities (i) has timely filed (taking into account all valid extensions of time for filing) with the appropriate taxing authorities all material Tax Returns required to be filed through the date hereof and (ii) will timely file any such returns required to be filed (taking into account all valid extensions of time for filing) on or prior to the Closing Date. Such Tax Returns are (and, to the extent they will be filed prior to the Closing, will be) complete and accurate in all material respects. None of the Acquired Entities or Seller has pending any request for an extension of time within which to file Tax Returns.

          (b) Seller and each of the Acquired Entities has timely paid or will timely pay all material Taxes in respect of periods or portions thereof beginning prior to and ending on or prior to the Closing Date, or has or will provide an adequate reserve therefore on its or the Seller's financial statements.

          (c) None of Seller or any of the Acquired Entities has received written notice of any current or pending (i) federal, state, local or foreign audits or (ii) other administrative proceedings or court proceedings with respect to Seller or any of the Acquired Entities. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due with respect to Seller or any of the Acquired Entities.

          (d) Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted, in writing, against any of the Acquired Entities any material deficiency or material claim for Taxes.

          (e) There are no Encumbrances for Taxes upon any property or assets of the Acquired Entities, except for Encumbrances for Taxes not yet due and payable and as to which adequate reserves have been established on the financial statements of Seller or the Acquired Entities.

          (f) None of the Acquired Entities has any obligation under any Tax sharing agreement or similar arrangement with any other Person with respect to Taxes of such other Person.

          (g) Neither Seller nor any of the Acquired Entities has, with regard to any assets or property held or acquired by the Acquired Entities, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any of the Acquired Entities.

          (h) None of the Acquired Entities has received a written ruling from any taxing authority. No closing agreement pursuant to Section 7121 of the Code (or similar provision of state, local or foreign Law) has been entered into by or with respect to the Acquired Entities.

          (i) None of the Acquired Entities has agreed to or is required to make any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign Law) by reason of a change in accounting method or otherwise for any taxable period for which the applicable statute of limitations has not yet expired.

          (j) No jurisdiction where any of the Acquired Entities does not pay Taxes or file a Tax Return has made a written claim that any of such entities is required to pay Taxes or file a Tax Return in such jurisdiction.

          (k) Seller (i) has at all times since January 23, 2004 been a "small business corporation" within the meaning of Section 1361(b) of the Code ("S Corporation") and any corresponding provision of applicable state and local income tax law, (ii) has had in effect at all times during its existence a valid election under Section 1362(a) of the Code and (iii) will be treated as an S Corporation at all times from the date hereof through the Closing Date. Each of PFG and GNLV has at all times since January 24, 2004 been a qualified subchapter S subsidiary under Section 1361(b)(3)(B) of the Code and any corresponding provision of applicable state and local income tax law and will be treated as a qualified subchapter S subsidiary for federal income tax purposes at all times from the date hereof through the Closing Date. GNELLC has been a disregarded entity for federal income tax purposes and any corresponding provision of applicable state and local income tax law at all times during its existence and will be treated as a disregarded entity for federal income tax purposes at all times from the date hereof through the Closing Date. FSELLC has been a partnership for federal income tax purposes and any corresponding provision of applicable state and local income tax law at all times during its existence and will be treated as a partnership for federal income tax purposes at all times from the date hereof through the Closing Date. To the Knowledge of the Seller Parties, the transactions contemplated under this Agreement will not cause a partnership termination under Section 708 of the Code with regard to FSELLC.

          (l) Except as set forth on Schedule 3.7(l), neither the Seller nor any Acquired Entity has been a member of an "affiliated group" (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return or a member of any other group of entities with which the Seller or any Acquired Entity filed or was required to file Tax Returns on a consolidated, combined, unitary or similar basis (other than by reason of being a disregarded entity for income Tax purposes).

     SECTION 3.8 REAL PROPERTY.

          (a) Section 3.8(a) of the Disclosure Schedule sets forth a complete, accurate and current list, including the address or other description, and the identity of the holder of title, of all real property owned by the Acquired Entities (including all land, and all interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto, the "Owned Real Property"), and Section 3.8(a) of the Disclosure Schedule sets forth a complete, accurate and current list of all real property leased or operated by the Acquired Entities, including the date of each Lease, the expiration date of such Lease, the term of such Lease, the parties to such Lease, all renewal rights and options to purchase and a description of the demised premises thereunder (including all leasehold, subleasehold, ground leasehold, or other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property used in connection with any of the Acquired Entities and the operation of its business) (collectively, the "Leased Real Property" and together with the Owned Real Property shall be referred to herein collectively as the "Real Property"). Each of the Acquired Entities is in lawful possession of all of the Real Property, subject only to Permitted Exceptions.

          (b) With respect to each parcel of the Owned Real Property: (i) an Acquired Entity has good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of all Encumbrances, except for the Permitted Exceptions.; (ii) except for the Permitted Exceptions, an Acquired Entity has neither leased nor otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof except for licensing of hotel rooms in the Ordinary Course of Business;
     (iii) there are no outstanding options, rights of first offer, rights of reverter, or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein and (iv) none of the Acquired Entities is a party to any Contract to purchase any real property or interest therein.

          (c) Section 3.8(c) of the Disclosure Schedule sets forth a complete, accurate and current schedule of all Leases pursuant to which the Leased Real Property is leased or operated, each of those has been made available by the Seller Parties to Purchaser, and there are no other material Contracts between or among the Seller Parties and their respective Subsidiaries or Affiliates, with respect to the Leased Real Property or otherwise relating to the use and occupancy of the Real Property other than the Permitted Exceptions. With respect to each Lease, (i) each Acquired Entity named therein is not in default thereunder and to the Knowledge of the Seller Parties the landlord thereunder is not in default thereunder, (ii) no defaults (whether or not subsequently cured) are currently alleged thereunder, by or against either party, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, (iii) such Lease is a valid and binding obligation upon the applicable Acquired Entity and to the Knowledge of the Seller Parties is a valid and binding obligation of each other party thereto, and is in full force and effect and enforceable by the applicable Acquired Entity in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws now or hereafter in effect relating to creditors' rights generally and (y) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity), (iv) none of the Acquired Entities owes any brokerage commissions or finder's fees with respect to such Lease, (v) the landlord thereunder is not an Affiliate of any of the Acquired Entities, (vi) except for the Tenant Leases and the Permitted Exceptions, the interest of tenant thereunder has not been subleased, licensed, or assigned, and no Person has otherwise been granted the right to use or occupy the Leased Real Property or any portion thereof, (vii) other than the Permitted Exceptions, the interest of the Acquired Entities thereunder has not been collaterally assigned nor has any other security interest in such Lease or any interest therein been granted and (viii) there are no Encumbrances, Contracts, defects, claims or exceptions on or affecting the estate or interest created thereby or pursuant thereto, except the Permitted Exceptions.

          (d) A complete, accurate and current rent roll for the Tenant Leases (the "Rent Roll") is set forth in Section 3.8(d) of the Disclosure Schedule. There are no Tenant Leases with respect to the Real Property other than the Tenant Leases which are set forth on the Rent Roll. Except as set forth in the Rent Roll, (i) to the Knowledge of the Seller Parties, as of the date of this Agreement, each Tenant Lease is in full force and effect; (ii) the tenants have accepted possession of, and are in occupancy of, all of their respective demised premises and have commenced the payment of rent under the Tenant Leases to the extent set forth on the Rent Roll, and to the Knowledge of the Seller Parties there are no offsets, claims or defenses to the enforcement thereof presently outstanding; (iii) all rents due and payable under the Tenant Leases have been paid and no portion of any rent has been paid for any period more than thirty (30) days in advance; (iv) the rent payable under each Tenant Lease is the amount of rent set forth in the Rent Roll, and to the Knowledge of the Seller Parties there is no claim or basis for a claim by the tenant thereunder for an adjustment to such rent; (v) no tenant or other party in possession of any of the Real Property subject to the Tenant Leases has any right to purchase, or holds any right of first refusal to purchase, such properties; (vi) no Tenant Lease letter of credit has been delivered as a security deposit, or in lieu of cash security deposit, under any Tenant Lease; (vii) there is no tenant improvement work remaining to be done under any Tenant Lease and (viii) there are no remaining rent concessions, tenant allowances or abatements with respect to any Tenant Lease. All security deposits under the Tenant Leases are as set forth on the Rent Roll and each of the Acquired Entities is in material compliance with all Laws with respect to all security deposits. The Rent Roll sets forth the scheduled expiration date of each Tenant Lease and any arrearages in the payment of rent thereunder as of the date of the Rent Roll. Each Tenant Lease is enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity). The Seller Parties have made available to Purchaser complete, accurate and current copies of each Tenant Lease. None of the Acquired Entities owes or will owe any brokerage commissions in respect of the Tenant Leases.

          (e) All buildings, structures, fixtures, building systems and equipment included in the Real Property (the "Improvements") are in good condition and repair in all material respects, subject to reasonable wear and tear, and there are no facts or conditions affecting any of the Improvements that would adversely interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business presently conducted thereon.

          (f) None of the Acquired Entities has received notice of, nor do any of the Seller Parties have any Knowledge of, any currently proposed or pending assessment for public improvements or otherwise.

          (g) The present use of the Improvements is, and the Improvements themselves are, in substantial conformity with or is excused from conformity with all applicable Laws, and none of the Acquired Entities has received any written notice of, nor do any of the Seller Parties have any Knowledge of, violation thereof. The Seller Parties have not received written notice of, or to the Knowledge of any of the Seller Parties any assertion of, violation of any Improvements of any zoning ordinance.

          (h) All requisite certificates of occupancy required with respect to the Improvements on any of the Real Property have been obtained and are currently in full force and effect.

          (i) The Seller Parties have made available to Purchaser complete, accurate and current copies of all deeds, mortgages, surveys, licenses, title insurance policies, certificates of occupancy, or equivalent documentation with respect to the Real Property and other documents relating to or affecting the title to the Owned Real Property or leasehold interests in the Leased Real Property in the Seller Parties' possession.

          (j) None of the Acquired Entities has received written notice of, nor do any of the Seller Parties have any Knowledge of, any action, proceeding or litigation pending, overtly contemplated or threatened: (i) to take all or any material portion of the Real Property, or any interest therein, by eminent domain; (ii) to modify the zoning of, or other governmental rules or restrictions applicable to, the Real Property or the use or development thereof; (iii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Real Property; or (iv) otherwise relating to the Real Property or the interests of any of the Acquired Entities therein.

          (k) The parcels constituting the Owned Real Property are assessed separately from all other adjacent property not constituting Owned Real Property for purposes of real property Taxes and the Leased Real Property and each of the parcels of the Owned Real Property complies with all applicable subdivision, land parcelization and local governmental taxation or separate assessment requirements, without reliance on property not constituting Real Property.

          (l) Except as contemplated by this Agreement, there are no Contracts or other obligations outstanding for the sale, exchange, Encumbrance or transfer of any of the Real Property, or any portion of it.

     SECTION 3.9 TANGIBLE PERSONAL PROPERTY. As of the date of this Agreement,
Section 3.9 of the Disclosure Schedule sets forth each item of Tangible Personal Property (other than inventory and supplies) owned by the Acquired Entities having an initial purchase price in excess of $50,000 (including subsequent installment payments). As of the date of this Agreement, Section 3.9 of the Disclosure Schedule sets forth each item of Tangible Personal Property leased by any of the Acquired Entities (other than pursuant to individual leases having an annual rental of less than $50,000 or that are terminable by any of the Acquired Entities at or prior to the Closing without material Liability to the Acquired Entities). As of the date of this Agreement, Section
3.9 of the Disclosure Schedule sets forth an inventory of all gold nuggets on display at GNLV. Such gold nuggets are either owned by GNLV free and clear of all Encumbrances or leased by GNLV or one of its Affiliates. As of the date of this Agreement, Section 3.9 of the Disclosure Schedule lists each live game (including gaming tables), electronic gaming devices (including all slot machines), and other gaming-related equipment owned, leased or otherwise used by the Acquired Entities. The Tangible Personal Property owned by the Acquired Entities is free and clear of all Encumbrances. The Tangible Personal Property owned by the Acquired Entities is located at the Real Property. The Tangible Personal Property owned or leased by the Acquired Entities is in working order, subject to ordinary wear and tear, or, if not, such failure would not reasonably be expected to have a Material Adverse Effect. The Tangible Personal Property owned by the Acquired Entities has been maintained in all material respects in accordance with past practice of the Acquired Entities.

     SECTION 3.10 INTELLECTUAL PROPERTY.

          (a) Section 3.10(a) of the Disclosure Schedule sets forth, for all of the following included in Acquired Entities Owned Intellectual Property, a complete list of all United States, foreign, international and state: (i) Patents and Patent applications; (ii) Trademark registrations, applications and material unregistered Trademarks; (iii) Domain Names;
     (iv) Copyright registrations, applications and material unregistered Copyrights; (v) Trademarks for which registration efforts will not be pursued or will not be renewed due to discontinued use and (vi) Domain

     Names that will not be maintained or have been discontinued and allowed to reenter the Domain Name market.

          (b) Section 3.10(b) of the Disclosure Schedule sets forth a complete list of all material IP Agreements and material IP Enforcement Documents.

          (c) There is no pending or, to the Knowledge of any of the Seller Parties, threatened IP Claim against the Acquired Entities, GNL, or their predecessors in interest involving Acquired Entities Owned Intellectual Property or Used Intellectual Property, (i) alleging Infringement of Intellectual Property rights of any Person, (ii) alleging that such Intellectual Property is defamatory, obscene or otherwise in violation of applicable Law or (iii) challenging the Acquired Entities' or GNL's ownership or Use of, or the validity, enforceability or registrability of any such Intellectual Property, and there is no reasonable basis for an IP Claim against the Acquired Entities, GNL, or their predecessors in interest regarding any of the foregoing except as such IP Claim would not reasonably be expected to have a Material Adverse Effect.

          (d) None of the Acquired Entities has brought or threatened an IP Claim against any Person, which IP Claim remains unresolved, (i) alleging Infringement of Acquired Entities Owned Intellectual Property or Used Intellectual Property or (ii) challenging any Person's ownership or Use of, or the validity, enforceability or registrability of any Intellectual Property based upon the Acquired Entities' rights in the Acquired Entities Owned Intellectual Property or Used Intellectual Property, and to the Knowledge of any of the Seller Parties there is no reasonable basis for an IP Claim regarding any of the foregoing.

          (e) At Closing, the Acquired Entities will own all Acquired Entities Owned Intellectual Property, free and clear of all Encumbrances, and have the valid and enforceable right to use all Used Intellectual Property.

          (f) Except for Trademarks for which registration efforts will not be pursued or will not be renewed due to discontinued use and Domain Names that will not be maintained or have been discontinued and allowed to reenter the Domain Name market, all of which are set forth in Section 3.10(a) of the Disclosure Schedule, each of the registrations of and applications for Acquired Entities Owned Intellectual Property and, to the Knowledge of any of the Seller Parties, the Used Intellectual Property has been duly maintained, is subsisting, in full force and effect, has not been cancelled, expired or abandoned, and is valid and enforceable in accordance with their respective terms, except as such enforceability be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered at Law or equity).

          (g) There exists no event or condition (including the consummation of the transactions contemplated by this Agreement) that will result in a violation or breach of, or constitute (with the giving of notice or lapse of time, or both, would become) a default under any IP Agreement or IP Enforcement Document by the Acquired Entities, or to the Knowledge of any of the Seller Parties any other party thereto, except those which would not reasonably be expected to have a Material Adverse Effect.

          (h) Each of the Acquired Entities takes reasonable measures to protect the confidentiality of its Trade Secrets. No Trade Secret of the Acquired Entities has been disclosed or authorized to be disclosed to any Third Party other than pursuant to a written non-disclosure agreement that adequately protects its proprietary interests in and to such Trade Secrets, except where such disclosure would not reasonably be expected to have a Material Adverse Effect.

          (i) Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) any Person being granted rights or access to, or the placement in or release from escrow of, any Acquired Entities Owned Intellectual Property, (ii) the granting to any Person of rights to Acquired Entities Owned Intellectual Property greater than the rights granted prior to the date of this Agreement, (iii) any of the Acquired Entities being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business greater than the restrictions to which the Acquired Entities are bound or subject to prior to the date of this Agreement or (iv) any of the Acquired Entities being obligated to pay any royalties or other amounts to any Person in excess of the amounts payable by the Acquired Entities prior to the date of this Agreement, except in each case where such result would not reasonably be expected to have a Material Adverse Effect.

          (j) None of Seller or its Affiliates or any of their current or former stockholders, partners, members, directors, officers or employees has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title, or interest in or to, or any right to Use, directly or indirectly, in whole or in part, any Acquired Entities Owned Intellectual Property, other than "fair use" rights under applicable Law.

          (k) Each of the Acquired Entities discloses its personal data collection and use on its Web site(s) and is and has been in compliance in all material respects with such posted data protection practices and all applicable Laws.

     SECTION 3.11 CONTRACTS.

          (a) As of the date of this Agreement, Section 3.11(a) of the Disclosure Schedule sets forth a complete, accurate and current list of any Contract providing for aggregate payments to or by any of the Acquired Entities in excess of $100,000 (i) during the period from January 23, 2004 to December 31, 2004 or (ii) in the twelve (12) month period from January 1, 2005 to December 31, 2005 in the case of GNLV and $25,000 (i) during the Period from January 23, 2004 to December 31, 2004 or (ii) in the twelve (12) month period from January 1, 2005 to December 31, 2005 in the case of GNELLC, and any other Contract that is necessary to operate their respective businesses as conducted prior to the Closing (collectively, the "Material Contracts"). Each Material Contract is a valid and binding obligation upon the applicable Acquired Entity and, to the Knowledge of any of the applicable Acquired Entity, is a valid and binding obligation of each other party thereto, and is in full force and effect and, enforceable by the applicable Acquired Entity in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity). Each of the Acquired Entities has performed all material obligations required to be performed by it under each Material Contract to which it is a party, and there has been no material breach or default or claim of default by it or, to its Knowledge by any other party thereto, under any provision thereof and no event has occurred which, with or without notice, the passage of time or both, would constitute a breach or default by it, or, to its Knowledge any other party thereto, under any provision thereof or that would permit modification, acceleration or termination of any Material Contract by any other party thereto or by it, except where such failure to perform, breach, default, claim of default, modification, acceleration or termination would not reasonably be expected to have a Material Adverse Effect. Complete, accurate and current copies of each of the Contracts set forth in Section 3.11(a) of the Disclosure Schedule have been made available by the Seller Parties to Purchaser.

          (b) None of the Acquired Entities is a party to or bound by: (i) any Material Contract with agents, consultants, advisors, salesmen, sales representatives, distributors, suppliers or dealers that is not cancelable by the Acquired Entities as applicable, at will, without Liability; (ii) any Material Contract providing for the payment of any bonus or commission based on sales or earnings; (iii) any Contract for the purchase or sale of any security, except as contemplated by this Agreement, the GNL Stock Purchase Agreement or the FSELLC Operating Agreement; (iv) any Contract for Indebtedness; (v) any Contract relating to the granting of express product or service warranties by any of the Acquired Entities; (vi) any Contract containing a covenant not to compete by any of the Acquired Entities; (vii) any Contract granting an Encumbrance on the Shares, the GNLV Shares, the GNELLC Interest, the FSELLC Interest or any of the assets or properties of the Acquired Entities; (viii) any Material Contract providing for exclusive purchases by or from any of the Acquired Entities or containing a requirement purchase obligation; (ix) any Contract with a Governmental Entity other than licenses and permits used in the Ordinary Course of Business of any of the Acquired Entities; (x) any Material Contract permitting or requiring any of the Acquired Entities to provide insurance or indemnification or advance expenses to any Person or (xi) any Contract for the sale of any of the assets, properties or rights of any of the Acquired Entities outside of the Ordinary Course of Business, except as contemplated by this Agreement or the GNL Stock Purchase Agreement.

          (c) Other than the transactions contemplated by this Agreement, set forth in Section 3.11(c) of the Disclosure Schedule are all Contracts between or among the Acquired Entities, on the one hand, and Seller or its Affiliates (other than the Acquired Entities), on the other hand (the "Affiliate Contracts"). Complete, accurate and current copies of each of the Contracts set forth in Section 3.11(c) of the Disclosure Schedule have been made available to Purchaser by the Seller Parties.

          (d) No material purchase commitment of the Acquired Entities, or by which any of them is bound, is materially in excess of the normal, ordinary and usual requirements of its business or, to the Knowledge of any of the Seller Parties, was at a price substantially above market at the time it was made.

          (e) None of the Acquired Entities has given any power of attorney (whether revocable or irrevocable) to any Person that is or may hereafter be in force for any purpose whatsoever.

     SECTION 3.12 LITIGATION. As of the date of this Agreement, (a) there is no action, suit or proceeding, claim, arbitration or investigation, including indemnification matters, against any of the Acquired Entities or any property or asset of the Acquired Entities, pending, or as to which any of the Acquired Entities has received notice of assertion, or to the Knowledge of any of the Seller Parties, threatened against, any of the Acquired Entities or any property or asset of the Acquired Entities, before any Governmental Entity or arbitration body, the adverse determination of which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (b) there is no Governmental Order or arbitration award outstanding against any of the Acquired Entities or any property or asset of the Acquired Entities which would reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to adversely affect in a material manner the ability of Purchaser to consummate the acquisition of the Shares and (c) there is no action, suit or proceeding, claim, arbitration or investigation, including indemnification matters, by any of the Acquired Entities, pending, or as to which any of the Acquired Entities has sent any written notice of assertion. To the Knowledge of any of the Seller Parties, none of the Acquired Entities is a party or subject to (including any property or asset of the Acquired Entities) or in default of a Governmental Order or arbitration award.

     SECTION 3.13 ENVIRONMENTAL MATTERS.

          (a) Each of the Acquired Entities is in compliance with all applicable Environmental Laws (which compliance includes the possession by each of the Acquired Entities of all permits and other Governmental Approvals required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. None of the Acquired Entities has received any written or, to the Knowledge of any of the Seller Parties, oral notice from a Person alleging that any of the Acquired Entities is not in such compliance, and there are no present or, to the Knowledge of any of the Seller Parties, past or future, actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance. All Governmental Approvals currently held by each of the Acquired Entities pursuant to applicable Environmental Laws are set forth in Section 3.13(a) of the Disclosure Schedule.

          (b) Except for notice to an issuing Governmental Entity or the processing of an administrative amendment with an issuing Governmental Entity resulting from the change in control of the permittee or a change in the name or contact information of the Persons identified in the Governmental Approval resulting from the change in control, to the Knowledge of any of the Seller Parties, no transfers of permits or other Governmental Approvals under Environmental Laws, and no additional permits or other Governmental Approvals under Environmental Laws, will be required to permit Purchaser to conduct its business in material compliance with all applicable Environmental Laws immediately following the Closing Date, so long as such business is conducted in the same manner as conducted by each of the Acquired Entities immediately prior to the Closing Date. All permits required pursuant to Environmental Laws requiring a notice or application of an administrative amendment are set forth in Section 3.13(b) of the Disclosure Schedule. To the extent that any transfers or additional permits and other Governmental Approvals under Environmental Laws are required, each of the Seller Parties agrees to provide all reasonable cooperation to the Purchaser as Purchaser may reasonably request to effect such transfers and obtain such permits and other Governmental Approvals under Environmental Laws prior to the Closing Date (it being understood that such reasonable best efforts shall not require Seller or any of its Affiliates to incur or pay any out-of-pocket expenses or costs except those expenses and costs which are timely reimbursed by Purchaser or any of its Affiliates); provided that in the event a notice or application of an administrative amendment is required to be filed, the Governmental Entity may not provide formal acknowledgment of the requested change until they have been advised that the Closing has occurred.

          (c) There is no Environmental Claim pending or, to the Knowledge of any of the Seller Parties, threatened, against any of the Acquired Entities or, to the Knowledge of any of the Seller Parties, against any Person whose liability for any Environmental Claim any of the Acquired Entities has or may have retained or assumed either by Contract or by operation of Law, the adverse determination of which would reasonably be expected to have a Material Adverse Effect.

          (d) There are no present (or to the Knowledge of any of the Seller Parties, past) actions, activities, circumstances, conditions, events or incidents, including the Release, threatened Release or presence of any Hazardous Materials that is reasonably expected to form the basis of any Environmental Claim against any of the Acquired Entities, or, to the Knowledge of any of the Seller Parties, against any Person whose Liability for any Environmental Claim any of the Acquired Entities has or may have retained or assumed either by Contract or by operation of Law, the adverse determination of which would reasonably be expected to have a Material Adverse Effect.

          (e) None of the Acquired Entities has, and to the Knowledge of any of the Seller Parties, no other Person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or, without any duty of nor undertaking of any investigation or inquiry by any of the Acquired Entities, adjacent to any property currently or formerly owned, operated or leased by any of the Acquired Entities, except (i) for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of Business of any of the Acquired Entities (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws), or (ii) as would not reasonably be expected to have a Material Adverse Effect.

          (f) The Seller Parties have made available to Purchaser complete, accurate and current copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by or on behalf of the Acquired Entities and in their possession pertaining to Hazardous Materials, if any, in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by any of the Acquired Entities, or regarding the Acquired Entities' compliance with applicable Environmental Laws.

          (g) To the Knowledge of any of the Seller Parties, none of the Real Property contains any of the following in violation of Environmental Laws or in such a manner that is reasonably expected to form the basis of an Environmental Claim: underground storage tanks; asbestos; polychlorinated biphenyls (PCBs); toxic mold; underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed, except for any violation that would not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.14 EMPLOYEE BENEFIT PLANS.

          (a) Section 3.14(a) of the Disclosure Schedule sets forth a complete, accurate and current list of each deferred compensation, savings and bonus and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement, each severance, vacation or termination pay, medical, cafeteria, surgical, hospitalization, life, accident or disability insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other
     "pension" plan, fund or program (within the meaning of section 3(2) of ERISA), each employment, consulting, termination, change in control or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by any of the Acquired Entities or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Acquired Entities would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which any of the Acquired Entities or an ERISA Affiliate is or was a party, whether written or oral, for the benefit of any current or former employee, director, consultant or independent contractor or any dependent or beneficiary of any of the Acquired Entities (collectively, the "Plans"). Section 3.14(a) of the Disclosure Schedule sets forth each of the Plans that is subject to section 302 or Title IV of ERISA or section 412 of the Code (collectively, the "Title IV Plans").
     None of the Acquired Entities or any ERISA Affiliate has any legally binding or publicly announced commitment or formal plan to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of any of the Acquired Entities.

          (b) With respect to each Plan which is not a multiemployer plan within the meaning of section 3(37) of ERISA (a "Multiemployer Plan"), Seller has delivered or made available to Purchaser complete, accurate and current copies of each of the following documents:

               (i) a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a written description of the material terms thereof);

               (ii) a copy of the two (2) most recent annual reports and actuarial reports, if required under ERISA, and the most recent report (if any) prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

               (iii) a copy of the most recent Summary Plan Description (including all summaries of material modifications) required under ERISA with respect thereto;

               (iv) if the Plan is funded through a trust or any third-party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof (if any);

               (v) the most recent determination letter received from the IRS with respect to each Plan intended to qualify under section 401 of the Code;

               (vi) all investment management agreements, consulting agreements, service, and recordkeeping and/or administration agreements relating to each Plan; and

               (vii) the most recent annual audited financial statement and opinion pertaining to each Plan that is required to have such statement and opinion.

          (c) None of the Acquired Entities has any material Liability under Title IV or section 302 of ERISA that has not been satisfied in full within the period permitted by applicable Law.

          (d) To the Knowledge of any of the Seller Parties, the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

          (e) The present value of accrued benefits under each Title IV Plan which is not a Multiemployer Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan did not exceed, as of its latest valuation date, the then current value of the assets of such Plan allocable to such accrued benefits.

          (f) No Title IV Plan which is not a Multiemployer Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Title IV Plan ended prior to the Closing Date.

          (g) As of the date of this Agreement, all contributions required to be made by any of the Acquired Entities and/or any ERISA Affiliate on or prior to December 31, 2004 with respect to any Plan have been timely made, or are reflected on the applicable balance sheet of the Acquired Entities. All contributions required to be made with respect to any Plan by any of the Acquired Entities from and after the date of this Agreement and prior to the Closing Date will have been timely made. There has been no amendment to, written interpretation of or announcement (whether or not written) by any of the Seller Parties or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect thereof for the Acquired Entities' most recent fiscal year ended prior to the date of this Agreement.

          (h) With respect to every Title IV Plan that is a "Multiemployer Plan," (i) none of the Acquired Entities has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA (or any Liability resulting therefrom has been satisfied in full), (ii) no event has occurred that presents a material risk of a complete withdrawal or a partial withdrawal by any of the Acquired Entities, (iii) none of the Acquired Entities has any contingent Liability under section 4204 of ERISA or any material risk of such a Liability and (iv) to the Knowledge of each of the Seller Parties and each ERISA Affiliate, no circumstances exist that present a material risk that any such Plan will go into reorganization or that a complete withdrawal or partial withdrawal by any of the Acquired Entities will occur.

          (i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of any of the Acquired Entities to severance pay, unemployment compensation or any other payment or distribution, (ii) accelerate the time of payment or vesting (other than the vesting of equity awards granted under any Plan), or increase, the amount of compensation due any such director, officer or employee, (iii) result in the forgiveness of any Indebtedness with respect to any such director, officer or employee or (iv) result in the obligation to fund benefits with respect to any such director, officer or employee.

          (j) There has been no material failure of a Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) but is not a Multiemployer Plan to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code). None of the Acquired Entities has contributed to a nonconforming group health plan (as defined in section 5000(c) of the Code) that is not a Multiemployer Plan or has any liability for a Tax under section 5000(a) of the Code that is or would become a Liability of Purchaser or the Acquired Entities.

          (k) Except for compensation, contributions, premiums and benefits that are not yet due and payable under any Plan as of the Closing Date, the Acquired Entities have no Liabilities as of the Closing Date with respect to the Plans other than those Liabilities reflected on the applicable balance sheet of the Acquired Entities.

          (l) Effective as of the Closing Date, no amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          (m) Each Plan is and has at all times been (i) in substantial compliance (in both form and operation) with all applicable Laws and (ii) operated, maintained and administered in substantial compliance with the terms of such Plan. There have been no non-exempt "prohibited transactions" (within the meaning of Section 406 of ERISA and/or Section 4975 of the Code) with respect to any Plan which is not a Multiemployer Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Plan which is not a Multiemployer Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Seller Parities or any ERISA Affiliate, threatened, nor to the Knowledge of any of the Seller Parities or any ERISA Affiliate does any fact or condition exist which would constitute the basis for any such action, suit, proceeding, hearing, or investigation except as would not have a Material Adverse Effect.

          (n) No Plan which is not a Multiemployer Plan holds any "employer security" or "employer real property", within the meaning of Section 407 of ERISA.

          (o) Each Plan that is not a Multiemployer Plan which is intended to qualify under Section 401(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code and to the Knowledge of each of the Seller Parities or each ERISA Affiliate's Knowledge, there is no basis for revocation of such qualification or exemption.

          (p) Each pension plan that is not qualified under Section 401(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of the Acquired Entities are allocated to or held in a "rabbi trust" or similar funding vehicle.

          (q) No Plan which is a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code has been modified or implemented after October 2, 2004.

          (r) None of the Seller Parties nor any ERISA Affiliate has ever sponsored, maintained, administered, contributed to, had any obligation to contribute to, or had any other Liability under or with respect to, any "welfare plan" (within the meaning of Section 3(1) of ERISA, which is not a Multiemployer Plan whether or not such plan is or was covered by ERISA) providing health, life or other coverage benefits for former directors, officers or employees (or any spouse or former spouse or dependent or beneficiary thereof) of the Acquired Entities, other than benefits required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or by similar provisions of applicable state Law.

          (s) With respect to each of the Plans (other than the employment agreements and the Multiemployer Plans), one or more of the Seller Parties has reserved the right in the relevant plan document to amend and terminate each such Plan without the consent of any Third Party.

     SECTION 3.15 COMPLIANCE WITH APPLICABLE LAWS.

          (a) (i) Each of the Acquired Entities has complied with and is in compliance with all applicable Laws and (ii) none of the Acquired Entities has received written notification of any asserted present or past failure to comply, or to its Knowledge, is aware of any threatened action to do so, except in the case of both clauses (i) and (ii) above where the failure to have been in compliance or comply would not reasonably be expected to have a Material Adverse Effect.

          (b) Each of the Acquired Entities has and will have in full force and effect immediately prior to the Closing all Governmental Approvals necessary for it to acquire, own, lease or operate its assets and properties and to carry on its business as now conducted and there has occurred no default, revocation or suspension under any such Governmental Approval, except for such which would not reasonably be expected to have a Material Adverse Effect.

          (c) GNLV holds and will hold immediately prior to the Closing all Gaming Licenses necessary to operate its gaming business, and such Gaming Licenses are in full force and effect and have not been revoked or suspended, and there has been no violation under such Gaming Licenses that taken together with all other revocations and suspensions would materially impair GNLV's operations. GNLV has maintained reserves for working capital, capital improvements, replacements and/or contingencies to the extent, and in the amounts, and, in each case, to the extent expressly required by the Gaming Laws, including the cash reserve requirements thereunder.

          (d) GNLV has not: (i) ever applied for a casino, racing or other Gaming License in any state or other jurisdiction and been denied; (ii) experienced any revocation or failure to renew any such license; or (iii) withdrawn or not applied for any such license or renewal after being informed orally or in writing by any Governmental Entity that GNLV would be denied such a license or renewal if it were applied for.

          (e) Seller Parties have made available to Purchaser copies of all correspondence between the Nevada Gaming Authorities and Seller or GNLV relating to the compliance by GNLV with the rules and regulations of the Nevada Gaming Authorities and the terms of their respective Gaming Licenses in Seller's or GNLV's or its Affiliates' possession.

          (f) Each of the Acquired Entities' respective directors, officers, employees and stockholders hold (or have applied for pending approval) all Governmental Approvals (including, in the case of GNLV, all Gaming Licenses and other authorizations under Gaming Laws and Liquor Licenses) necessary to carry on its business as now conducted, each of which is in full force and effect, and there has occurred no default, revocation or suspension under any such Governmental Approval.

          (g) Neither GNLV nor any of its directors, officers, employees or stockholders, has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity since January 23, 2004 under, or relating to, any violation or possible violation of any Gaming Laws, except as would not reasonably be expected to have a Material Adverse Effect. To the Seller Parties' Knowledge, neither GNLV nor any of its directors, officers, employees or stockholders, has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity from June 24, 2003 through the date of this Agreement under, or relating to, any violation or possible violation by the business operated by the Acquired Entities of any Gaming Laws that did or would result in fines or penalties of $250,000 or more.

          (h) None of the Acquired Entities or, to the Knowledge of any of the Seller Parties, any of its directors, officers, employees or stockholders, has made any payments to any Person in connection with its business, which payments violate applicable Law, including the Foreign Corrupt Practices Act.

     SECTION 3.16 LABOR MATTERS.

          (a) Each of the Acquired Entities is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the NLRA or other applicable Law, except in each case where the failure to comply or any such labor practice would not reasonably be expected to have a Material Adverse Effect.

          (b) There is no labor strike, dispute, slowdown, stoppage or lockout pending or, to the Knowledge of any of the Acquired Entities, threatened against or affecting any of the Acquired Entities, and since January 23, 2004 (and to Seller's and its Affiliates' Knowledge since January 1, 2000) there has not been any such action with respect to the business operated by the Acquired Entities.

          (c) To the Knowledge of any of the Seller Parties, no union represents the employees of any of the Acquired Entities in their capacities as employees of the Acquired Entities.

          (d) None of the Acquired Entities is a party to any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of any of the Acquired Entities.

          (e) To the Knowledge of any of the Acquired Entities, there are no current union organizing activities among the employees of the Acquired Entities nor does any question concerning representation exist concerning such employees.

          (f) The Seller Parties have made available to Purchaser a complete, accurate and current copy of all written personnel policies, rules or procedures applicable to employees of the Acquired Entities.

          (g) None of the Acquired Entities has received written notice of, or has any Knowledge of, any unfair labor practice charge or complaint against it pending or threatened before the NLRB or any other Governmental Entity.

          (h) None of the Acquired Entities has received written notice of, or has any Knowledge of, any written grievance arising out of any collective bargaining agreement or other grievance procedure against it.

          (i) None of the Acquired Entities has received written notice of, or has any Knowledge of, the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, or occupational safety and health Laws to conduct an investigation with respect to or relating to it and no such investigation is in progress the adverse determination of which would not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.17 COMPLIANCE WITH THE WARN ACT. Since January 23, 2004, none of the Acquired Entities has (a) effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Entities, (b) effectuated a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of any of the Acquired Entities or
(c) been affected by any transaction which would, or engaged in layoffs or employment terminations sufficient in number to, trigger application of any similar Law. None of the employees of any of the Acquired Entities or an Affiliate thereof has suffered an "employment loss" (as defined in the WARN
Act) since six (6) months prior to the date of this Agreement.

     SECTION 3.18 INDEBTEDNESS. Section 3.18 of the Disclosure Schedule sets forth a complete, accurate and current list of all outstanding Indebtedness of each of the Acquired Entities as of the date of this Agreement. None of the Acquired Entities is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Acquired Entities and no event or condition exists with respect to any Indebtedness of the Acquired Entities that would permit (or that with notice or lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. None of the Acquired Entities has agreed or consented to cause or permit in the future (upon happening of a contingency or otherwise), itself or any of its equity interests, assets or properties, whether now owned or hereafter acquired, to be subject to an Encumbrance.

     SECTION 3.19 INSURANCE. Section 3.19 of the Disclosure Schedule sets forth a complete, accurate and current list of all policies of property and casualty insurance, including physical damage, general liability, workers compensation and all other forms of insurance and similar arrangements (collectively, the "Policies") presently in effect with respect to the properties, assets and operations of the Acquired Entities. All Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any Policies, except for such cancellations or terminations which would not reasonably be expected to have a Material Adverse Effect; and, other than pursuant to the Credit Agreement and the Indenture, no insurance or proceeds relating to such Policies have been assigned by any of the Acquired Entities to any Person. For each Policy, Section 3.19 of the Disclosure Schedule sets forth: (a) the date thereof; (b) the name of the insurer; (c) the names of the entities covered thereby; (d) the premiums (or similar consideration) paid therefor for each Contract/calendar year for the relevant Policy since January 23, 2004 and (e) the expiration date. The Policies (i) are sufficient for compliance in all material respects with all Contracts to which any of the Acquired Entities is a party or bound, (ii) are valid, outstanding and enforceable in accordance with their terms and (iii) provide sufficient insurance coverage for the properties, assets and operations of the Acquired Entities. The Seller Parties have made available to Purchaser a list of all material claims made under the Policies set forth in Section 3.19 of the Disclosure Schedule and of all payments made to the insured party or parties thereunder since January 23, 2004, and the information contained in such list is complete, accurate and current.

     SECTION 3.20 INTERNAL CONTROLS AND PROCEDURES. Each of the Acquired Entities maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that: (a) transactions are executed materially with management's authorization; (b) transactions are recorded as necessary to permit preparation of its financial statements and to maintain reasonable accountability for its assets; (c) access to its assets is permitted materially in accordance with management's authorization; (d) the reporting of its assets is compared with existing assets at regular intervals and (e) accounts, notes, casino collection receivables, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

     SECTION 3.21 NEVADA TAKEOVER STATUTE. As of the date hereof and at all times from June 24, 2003 through the Closing, Seller is not and will not be an "issuing corporation" as defined in Section 78.3788 of the NRS.

     SECTION 3.22 BROKERS. No broker, financial advisor or finder is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates for which the Purchaser would become obligated or liable.

     SECTION 3.23 SUPPLIERS. Section 3.23 of the Disclosure Schedule sets forth a complete, accurate and current list of the names and addresses of the twenty-five largest suppliers (indicating approximate dollar volume for each) of products and services to each of the Acquired Entities during the period from January 23, 2004 through December 31, 2004, indicating the existing contractual arrangements, if any, for continued supply from each such firm. None of the Acquired Entities has received any written notice of, and has no Knowledge of any reasonable basis for, any development that threatens to affect adversely its arrangements with its suppliers that would reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.24 BANK ACCOUNTS. Section 3.24 of the Disclosure Schedule sets forth the names and locations of all banks in which the Acquired Entities have a bank account or safe deposit box, if any, and the names of all Persons authorized to draw thereon or to have access thereto.

     SECTION 3.25 RECEIVABLES. Seller has made available to Purchaser a complete, accurate and current copy of a list and the aging of the accounts receivable and casino collection receivables, by customer, of the Acquired Entities that are outstanding as of December 31, 2004. All accounts receivable and casino collection receivables (a) arise out of bona fide sales and deliveries of goods, performance of services or other transactions in connection with the business and represent income earned in the Ordinary Course of Business and (b) are not to the Knowledge of any of the Seller Parties subject to material defenses, setoffs or counterclaims other than normal allowances. Unless paid prior to the Closing Date, the accounts receivable and casino collection receivables of the Acquired Entities are expected to be collected in the Ordinary Course of Business, net of the reserves set forth on the most recent balance sheet of each of the Acquired Entities.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

     Purchaser represents and warrants to the Seller Parties that the statements contained in this Article IV are true and correct, except as set forth (i) herein or (ii) except for Section 4.5 in the LNY SEC Reports filed with, or submitted to, the SEC by LNY prior to the date of this Agreement.

     SECTION 4.1 ORGANIZATION OF PURCHASER; NO BUSINESS OPERATIONS OF
PURCHASER.

          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is a wholly owned Subsidiary of LNY, whose common stock is publicly traded on the New York Stock Exchange.

          (b) Other than in connection with the transactions contemplated by this Agreement, since its date of incorporation, Purchaser has not conducted any business, has not owned, leased or operated any real property, has not entered into any Contract and has not incurred any liabilities.

     SECTION 4.2 AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) Each of Purchaser and LNY has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions that are contemplated by this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Purchaser and LNY and the consummation by each of Purchaser and LNY of the transactions that are contemplated by this Agreement to which it is a party have been duly authorized by all necessary corporate action on the part of Purchaser and LNY. This Agreement has been duly executed and delivered by Purchaser and LNY and, assuming this Agreement constitutes the valid and binding obligation of the Seller Parties and LNY, constitutes the valid and binding obligation of each of Purchaser and LNY, enforceable against Purchaser, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and
     (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

          (b) The execution and delivery of this Agreement by each of Purchaser and LNY does not, and the performance and consummation by each of Purchaser and LNY of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Purchaser and LNY, (ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice, consent, approval or waiver under, or give to others any rights of termination, acceleration, suspension, revocation or cancellation of any Contract, permit or obligation to which Purchaser or LNY is a party or by which it or any of its respective assets or properties is bound or (iii) conflict with or violate any Law or Governmental Order applicable to Purchaser or LNY or any of the assets or properties of Purchaser or LNY.

          (c) Except for (i) the filing of notification reports under the HSR Act, (ii) any Governmental Approvals related to, or arising out of, compliance with Gaming Laws, (iii) any Governmental Approvals related to, or arising out of, compliance with Liquor Licenses, (iv) any Governmental Approvals as may be required under applicable state securities Laws, (v) any Governmental Approvals as may be required under any environmental health or safety Laws pertaining to any notification, disclosure or required approval triggered by the Closing or the transactions contemplated by this Agreement and (vi) the satisfaction or waiver of the closing conditions in Section 6.1 and Section 6.3 and the closing deliveries in Section 2.3(b), no Governmental Approval, or consent, approval, authorization or action by, notice to, filing with, or waiver from, any other Person is required in connection with the execution, delivery and performance of this Agreement by Purchaser and LNY and consummation by Purchaser and LNY of the transactions contemplated by this Agreement.

          SECTION 4.3 BROKERS. No broker, financial advisor or finder is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates for which any of the Seller Parties would become obligated or liable.

     SECTION 4.4 LICENSING. Purchaser has no reason to expect that all Gaming Licenses necessary for it to acquire the Shares in accordance with its terms and to own and operate the Acquired Entities immediately after Closing will not be obtained prior to the Outside Date.

     SECTION 4.5 LITIGATION. As of the date of this Agreement, (a) there is no action, suit or proceeding, claim, arbitration or investigation, including indemnification matters, against Purchaser or any property or asset of either Purchaser or LNY, pending, or as to which Purchaser or LNY has received notice of assertion, or to the Knowledge of Purchaser or LNY, threatened against Purchaser or LNY or any property or asset of Purchaser or LNY, before any Governmental Entity or arbitration body, the adverse determination of which would reasonably be expected to have a material adverse effect on Purchaser or its ability to consummate the acquisition of the Shares and for Purchaser and LNY to consummate the other transactions contemplated hereby and (b) there is no Governmental Order or arbitration award outstanding against Purchaser or any property or asset of Purchaser which would reasonably be expected to have a material adverse effect on (i) Purchaser, (ii) Purchaser's ability to consummate the acquisition of the Shares or (iii) the ability of Purchaser to consummate the transactions contemplated by this Agreement. To the Knowledge of Purchaser, Purchaser is not a party or subject to (including any property or asset of Purchaser) or in default of a Governmental Order or arbitration award.

     SECTION 4.6 INVESTMENT INTENT. Purchaser acknowledges that the Shares may not be sold, transferred or otherwise disposed of, without registration under the Securities Act and any applicable state securities laws and regulations or a valid exemption from registration under the Securities Act and any applicable state securities laws and regulations and that in the absence of an effective registration statement covering the Shares or a valid exemption from registration under the Securities Act and any applicable state securities laws and regulations, the Shares must be held indefinitely. Purchaser is acquiring the Shares in a non-registered transaction for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

                                   ARTICLE V

                                   COVENANTS
                                   ---------

     SECTION 5.1 CONDUCT OF BUSINESS OF THE ACQUIRED ENTITIES. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, subject to the limitations and exceptions set forth below, each of the Acquired Entities (to the extent applicable) agrees, except to the extent Purchaser shall consent in writing or as expressly contemplated or permitted by this Agreement, to (a) carry on its business and operations diligently, only in the Ordinary Course of Business,
(b) pay its debts when due (or within any applicable grace periods) and to pay its (or permit Seller or any of its Affiliates acting on behalf of the Acquired Entities to pay) Taxes relating to the Acquired Entities when due subject to the right of each Acquired Entity (or Seller or any of its Affiliates acting on behalf of the Acquired Entities) to timely contest the payment of any such Tax, so long as Purchaser is provided with prompt written notice of such contest and it is done in good faith and a reasonable position under applicable Law exists in the case of contesting the payment of any Tax, (c) pay or perform its other obligations when due (or within any applicable grace periods), (d) maintain reserves for working capital, capital improvements, replacements and/or contingencies to the extent, and in the amounts, in each case, to the extent expressly required by the Gaming Laws, including the cash reserve requirements thereunder, (e) subject to the terms of Section 5.20, maintain the Real Property and Tangible Personal Property in good repair, order and condition (subject to normal wear and tear) consistent with the current needs of its business, replace in the Ordinary Course of Business its inoperable, worn out or obsolete assets with assets of quality consistent with past practice and, in the event of a casualty, loss or damage to any property prior to the Closing Date, whether or not its property is insured, either repair or replace such damaged property to the condition it was in immediately prior to such casualty, loss or damage to the extent the failure to so repair or replace would reasonably be expected to have a Material Adverse Effect and (f) use all reasonable best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with its customers, suppliers, distributors, and others having business dealings with it. Without limiting the generality of the foregoing and except (w) as expressly contemplated or permitted by this Agreement or the GNL Stock Purchase

Agreement as currently in effect or as amended in compliance with Section 5.12 or the Transition Services Agreement or the Trademark Licensing Agreement (and any actions taken or not taken in furtherance for each such Agreement), (x) as set forth in Schedule 5.1 or (y) to the extent Purchaser shall consent in writing (which such consent shall not be unreasonably withheld or delayed; provided that if Seller or the applicable Acquired Entity has delivered written notice for consent to Purchaser and Purchaser has not informed Seller or the applicable Acquired Entity within two (2) Business Days thereafter that it does not so approve, then such consent shall be deemed granted), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, none of the Acquired Entities (nor any of Seller or its Affiliates acting for or on behalf of any of the Acquired Entities) shall:

               (i) amend (whether by merger, consolidation or otherwise) or restate its Articles of Incorporation or Bylaws (or comparable organizational documents) or convert into a different form of entity;

               (ii) issue, pledge or sell, or authorize the issuance, pledge or sale of additional equity securities, or securities convertible into equity securities, or any rights, warrants or options to acquire any convertible securities or equity securities, or any other securities in respect of, in lieu of, or in substitution for, equity securities;

               (iii) set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any equity securities, or any of its other securities other than in each case for Income Tax Distributions;

               (iv) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any equity securities;

               (v) increase or otherwise alter the compensation or fringe benefits payable or to become payable to or for its directors, officers, managers or employees, or pay any compensation or benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units), or grant any severance or termination pay to (except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld so long as such actions by the Acquired Entities or Seller or its Affiliates are pursuant to existing agreements or policies, which shall be interpreted and implemented in a manner consistent with past practice; provided that if Seller or the applicable Acquired Entity has delivered written notice for consent to Purchaser and Purchaser has not informed Seller or the applicable Acquired Entity within two
          (2) Business Days thereafter that it does not so approve, then such consent shall be deemed granted), or enter into or amend (except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld so long as such action by the Acquired Entities or Seller or its Affiliates is in the Ordinary Course of Business; provided that if Seller or the applicable Acquired Entity has delivered written notice for consent to Purchaser and Purchaser has not informed Seller or the applicable Acquired Entity within two (2) Business Days thereafter that it does not so approve, then such consent shall be deemed granted) any employment or severance agreement with any of its directors, officers, managers or employees or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any of its directors, officers, managers or current or former employees, including any Plan, except in each case (A) to the extent required by applicable Law, (B) pursuant to any collective bargaining agreements or Plan as in effect on the date of this Agreement, (C) except in each case with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, so long as such action by the Acquired Entities or Seller or its Affiliates is for salary and other benefit increases, grants, payments or modifications in the Ordinary Course of Business, to employees other than its directors, executive officers or managers; provided that if Seller or the applicable Acquired Entity has delivered written notice for consent to Purchaser and Purchaser has not informed Seller or the applicable Acquired Entity within two (2) Business Days thereafter that it does not so approve, then such consent shall be deemed granted or (D) to extend the term of any existing employment agreements to a date not later than the day following the Closing Date on the same terms as such previous employment agreements;

               (vi) (A) sell, pledge, lease, dispose of, grant, encumber, or otherwise authorize the sale, pledge, disposition, grant or Encumbrance (other than Permitted Exceptions) of any of its properties or assets, except (1)(a) for sales of current assets in the Ordinary Course of Business and (b) for sales of equipment and other non-current assets in the Ordinary Course of Business and (2) any Encumbrance arising from the operation of existing Indebtedness of the Seller Parties; provided that the amount of each such sale of equipment and other non-current assets in the Ordinary Course of Business shall not exceed $75,000 individually, or $300,000 in the aggregate or (B) acquire, including by merger, consolidation, lease or acquisition of stock or assets, any corporation, partnership, other business organization or any division thereof (or a substantial portion of the assets thereof) or any other assets, except for (1) acquisitions of current assets in the Ordinary Course of Business and
          (2) acquisitions of non-current assets in the Ordinary Course of Business; provided that the amount of each such purchase of non-current assets in the Ordinary Course of Business shall not exceed $50,000 individually, or $100,000 in the aggregate;

               (vii) (A) incur or assume any Indebtedness, except that it may incur Indebtedness in the Ordinary Course of Business, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness obligations of any other Person or (C) except as contractually required as of the date of this Agreement, make any loans, advances or capital contributions to, or investments in, any other Person (including advances to officers, managers or employees), except in the Ordinary Course of Business; it being understand that nothing in the Agreement shall limit the ability of Seller or any of the Acquired Entities from repaying or otherwise satisfying any obligations under the existing Indebtedness of the Acquired Entities, including under the Term Loan and Revolver;

               (viii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of it or its Subsidiaries;

               (ix) make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law, make any change to any of its material Tax accounting policies or procedures; provided, however, that Purchaser shall not unreasonably withhold its consent to any such matter that would preclude any of the Seller Parties or Acquired Entities from timely filing Tax Returns or timely paying Taxes;

               (x) pay, discharge or satisfy any Liabilities, other than the payment, discharge or satisfaction in the Ordinary Course of Business of Liabilities, except, in each case, as otherwise permitted pursuant to this Agreement;

               (xi) conduct any material reevaluation of any asset, including any write-down of inventory or writing-off of accounts receivable, other than in the Ordinary Course of Business or as otherwise required by GAAP;

               (xii) change any of its current policies or practices relating to the extension of credit to customers or the collection from customers of receivables from gaming operations other than in the Ordinary Course of Business;

               (xiii) fail to continue to administer claims involving or relating to its properties, assets and operations, covered under and/or addressed by the self-insurance arrangements in place at the Acquired Entities in the Ordinary Course of Business;

               (xiv) terminate, cancel or amend, or cause the termination, cancellation or amendment of, any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) maintained by any of the Acquired Entities that is not replaced by a comparable insurance coverage, other than in the Ordinary Course of Business;

               (xv) make any material change with respect to financial accounting methods, policies or procedures, unless required by GAAP or other than reasonable and usual actions in the Ordinary Course of Business;

               (xvi) modify or amend in any material respect or terminate any of the Material Contracts or waive, release or assign any material rights or claims thereunder;

               (xvii) except for any Contracts which the Acquired Entities are required to enter into pursuant to the GNL Stock Purchase Agreement, enter into any Contract that would exceed $10,000 in payments or enter into any Contract with a term greater than one (1) year that is not terminable prior to the Closing Date without Liability to it; provided, however, with respect to any purchase order the dollar threshold set forth above shall be $100,000;

               (xviii) engage in any transaction with, or enter into any Contract with any Affiliate other than pursuant to the Affiliate Contracts existing on the date of this Agreement (without giving effect to any amendments or restatements);

               (xix) except as expressly contemplated hereby, amend or terminate the GNL Stock Purchase Agreement, the Trademark Licensing Agreement or the Transition Services Agreement; or

               (xx) enter into a Contract to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

     SECTION 5.2 COOPERATION; NOTICE; CURE. Subject to compliance with applicable Law (including antitrust Laws and Gaming Laws), each of Seller and Purchaser shall confer on a regular and frequent basis with one or more representatives of the other Person to discuss the general status of the business and ongoing operations of the Acquired Entities. Each of the Parties shall promptly notify the other(s) in writing of, and shall use its reasonable best efforts to cure prior to the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such Party, that causes or may reasonably be expected to cause any covenant, obligation or agreement under this Agreement to be violated or remain unfilled in any material respect or that causes or may reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue in any material respect. Nothing contained in this Section 5.2 above shall prevent any of the Parties from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance. No written notice given pursuant to this Section 5.2 shall have any effect on the representations, warranties, covenants, obligations or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     SECTION 5.3 ACCESS TO INFORMATION.

          (a) Upon reasonable advance notice, subject to applicable Law, including privacy Laws, antitrust Laws and Gaming Laws, the Seller Parties shall afford to the directors, officers, employees, accountants, counsel, agents, auditors and other authorized representatives of Purchaser reasonable access, during normal business hours to the Seller Parties' personnel and to the properties, books, statements, accounts, Contracts and records relating to the Acquired Entities, as well as to the Seller Parties' internal auditors and outside auditors in order to allow for the audit of financial statements of the Acquired Entities; provided that any such access shall be conducted in a manner so as not to interfere unreasonably with the operation of any business by Seller or any of its Subsidiaries. Each of the Acquired Entities shall permit Purchaser's senior officers to meet with its respective personnel who are responsible for its financial statements, its internal controls, and its disclosure controls and procedures to discuss such matters as Purchaser may deem reasonably necessary or appropriate for Purchaser to satisfy its obligations (if any) under SOXA post-Closing Date.

          (b) Each of the Acquired Entities shall deliver to Purchaser promptly after they become available and, in any case, within fifteen (15) days after the end of each calendar month, an unaudited balance sheet of each of GNLV and GNELLC as of the end of such month and an unaudited statement of income of GNLV and GNELLC for the one (1) month period then ending and the period since December 31, 2004. Such balance sheets and statements of income shall be in the form currently prepared for management's use. All such balance sheets and statements of income shall be prepared in accordance with the books of account and other financial records of the Acquired Entities in good faith by the management of the Acquired Entities based upon reasonable assumptions and consistent with past practice.

          (c) Subject to Gaming Laws, the Seller Parties shall cause GNLV to deliver to Purchaser promptly after they become available and, in any case, within five (5) days after the end of each week, separate reports setting forth the gross gaming win of GNLV during such week. Such reports shall be prepared in good faith and derived from the books and records of GNLV.

          (d) Subject to Gaming Laws, each of the Acquired Entities shall deliver to Purchaser monthly reports setting forth all hirings, terminations and resignations of its employees, the date of termination or resignation and the stated reason or cause (if known) for such termination or resignation within five (5) days after the end of each month beginning the month after the date of this Agreement.

          (e) With respect to each Multiemployer Plan, Seller will make available to Purchaser complete, accurate and current copies of all material communications in respect thereof during the six (6) year period ending immediately prior to the Closing Date with any Governmental Entity.

     SECTION 5.4 NO ACQUISITION NEGOTIATION. Subject to compliance with Section 5.7, from and after the date of this Agreement, neither Seller nor its Affiliates shall, directly or indirectly, through any director, officer, employee, stockholder, financial advisor, representative or agent of such Person (a) solicit, initiate, aid or encourage (including by way of furnishing information or advice) or take any other action to facilitate any inquiries or proposals that constitute, or would reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of all or substantially all of the assets or properties (other than as permitted in Section 5.1(vi)(A)), sale of shares of all or substantially all of the capital stock (including by way of a tender or exchange offer) or similar transaction involving any of the Acquired Entities (an "Acquisition Proposal"),
(b) engage in negotiations or discussions with any Person (or group of Persons) other than Purchaser and its Affiliates and the directors, officers, employees, financial advisors or representatives or agents of such persons (a "Restricted Party") concerning, or provide any non-public information or advice to any Person relating to, any Acquisition Proposal, (c) continue any prior discussions or negotiations with any Restricted Party concerning any Acquisition Proposal or (d) accept, or enter into any Contract (whether or not contingent upon consummation of the transactions contemplated by this Agreement) concerning, any Acquisition Proposal with any Restricted Party or consummate any Acquisition Proposal other than as contemplated by this Agreement.

     SECTION 5.5 CONFIDENTIALITY OF INFORMATION. Except as necessary or appropriate to comply with its respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, each of Seller and its Affiliates and Purchaser and its Affiliates shall comply with, and shall cause their respective directors, officers, employees, agents and representatives to comply with the provisions of the Confidentiality Agreement (including in connection with Section 5.3).

     SECTION 5.6 NO INTERCOMPANY ACCOUNTS. After giving effect to the Closing, none of the Acquired Entities, on the one hand, and Seller, on the other hand, shall owe or be liable for the satisfaction of any intercompany accounts or amounts payable (or accrued) to the other, except those between or among the Acquired Entities, if any.

     SECTION 5.7 GOVERNMENTAL APPROVALS.

          (a) The Parties shall cooperate with each other and use their reasonable best efforts to (and, with respect to the Gaming Laws, and antitrust Laws, if applicable, shall use their reasonable best efforts to cause their respective directors and officers to) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Governmental Approvals, and to comply (and, with respect to the Gaming Laws, to cause their respective directors and officers to comply) with the terms and conditions of all such Governmental Approvals. The Parties and their respective directors and officers shall use their reasonable best efforts to file within twenty (20) days after the date of this Agreement all required initial applications and documents in connection with obtaining the Governmental Approvals (including under applicable Gaming Laws and the HSR Act) and shall act reasonably and promptly thereafter in responding to additional requests and comments in connection therewith. The Parties acknowledge that this Agreement and the transactions contemplated hereby are subject to the review and approval of the applicable Gaming Authorities. Each of Seller and Purchaser shall have the right to consult with the other on, in each case subject to applicable Laws relating to the exchange of information (including antitrust Laws and Gaming Laws), all the information relating to the other Person and any of its Affiliates that appears in any filing made with, or written materials submitted to, any Third Party or Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Seller and Purchaser (the "Notifying Party") shall notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and shall supply the other with copies of all correspondence between the Notifying Party or any of its representatives and Governmental Entities with respect to Governmental Approvals; provided, however, that none of the Seller Parties, on the one hand, and Purchaser, on the other hand, shall be required to supply the other with copies of communications relating to the personal applications of individual applicants except for evidence of filing.

          (b) Each of Seller and Purchaser shall promptly notify the other Party upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Person to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained by the Outside Date or that the receipt of any such consent or approval will be materially delayed.

          (c) Each of Seller, on the one hand, and Purchaser, on the other hand, shall use its respective reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to (i) defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (ii) prevent the entry by any Governmental Entity of any Governmental Order challenging this Agreement or the consummation of the transactions contemplated by this Agreement, appealing as promptly as possible any such Governmental Order and having any such Governmental Order vacated or reversed.

     SECTION 5.8 CONSENTS. Each of the Seller Parties shall use its reasonable best efforts to obtain prior to the Closing all consents, other than Governmental Approvals that are governed by Section 5.7, necessary to the consummation of the transactions contemplated by this Agreement; provided that Purchaser shall provide all reasonable cooperation to the Seller Parties in furtherance of this Section 5.8 as any Seller Party may reasonably request; provided, further, that for the purposes of this Section 5.8, reasonable best efforts shall not require Seller or any of its Affiliates to incur or pay any out-of-pocket expenses or costs except those which are timely reimbursed by Purchaser or any of its Affiliates.

     SECTION 5.9 PERFORMANCE. Each of the Parties shall perform all acts to be performed by it pursuant to this Agreement and shall refrain from taking or omitting to take any action that would violate or cause to remain unfilled its covenants, obligations or agreements or breach its representations and warranties hereunder or render them inaccurate in any material respect or that in any way would prevent or materially adversely affect the consummation of the transactions contemplated by this Agreement. Subject to the other provisions of this Agreement, each of the Parties shall use its reasonable best efforts to satisfy or cause to be satisfied all of the conditions to the obligations of the other Parties/Party set forth in Section 6.2 and Section 6.3, respectively.

     SECTION 5.10 PUBLICITY. Seller and Purchaser shall agree on the form and content of any initial press releases regarding the transactions contemplated by this Agreement and thereafter shall consult with each other prior to issuing, provide each other the opportunity to review and comment upon and use all reasonable best efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue directly or indirectly any such press release or make directly or indirectly any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law or regulation or, with respect to LNY, in connection with LNY complying with its obligations under the rules of the New York Stock Exchange. Nothing in this Section 5.10 shall be deemed to limit, impede or prohibit Purchaser from exercising its rights under or receiving the benefits of Section 5.15(a).

     SECTION 5.11 CHANGE OF CORPORATE NAME POST-CLOSING. Purchaser agrees that it shall, and shall cause PFG, as promptly as practicable after the Closing Date and, in any case, within ninety (90) days of the Closing, take such actions and make such filings with the applicable Governmental Entities in order to change the corporate name of PFG to a name that does not include the word "Poster".

     SECTION 5.12 CERTAIN MATTERS RELATED TO GNL. Purchaser acknowledges that PFG and GNL are each a party to the GNL Stock Purchase Agreement a current copy of which is attached to Schedule 5.12. Seller shall not, without the prior written consent of Purchaser (which such consent shall not be unreasonably withheld or delayed), make or consent to any amendment to, or waive any right that it has under, the GNL Stock Purchase Agreement which would adversely affect any of the Acquired Entities following the Closing. Purchaser acknowledges that, in connection with the GNL Stock Purchase Agreement, PFG and GNLV will enter into a certain Trademark Licensing Agreement with GNL and that PFG will enter into a certain Transition Services Agreement with GNL and Barrick; current copies of the form of such agreements are attached to Schedule 5.12; provided, however, that no amendment to the Trademark Licensing Agreement or Transition Services Agreement may be made without the prior written consent of Purchaser, which such consent shall not be unreasonably withheld or delayed unless such amendment would adversely affect any of the Acquired Entities following the Closing. In the event that the GNL Stock Purchase Agreement is terminated or the transactions contemplated thereby are otherwise abandoned prior to the Closing, GNL shall thereafter be deemed an Acquired Entity for all purposes under this Agreement. In the event that the closing occurs under the GNL Stock Purchase Agreement, PFG shall, within a reasonable time thereafter, apply the net proceeds from such transaction to pay any amounts due and payable under clause (a) and clause (b) of the definition of Credit Agreement Repayment Amount.

     SECTION 5.13 INTELLECTUAL PROPERTY - PRE-CLOSING.

          (a) None of the Acquired Entities shall, directly or indirectly, do any act or omit to do any act whereby any registrations of or applications for Acquired Entities Owned Intellectual Property may lapse, become abandoned, dedicated to the public, or unenforceable.

          (b) None of the Acquired Entities shall cease the use of any of the Trademarks included in the Acquired Entities Owned Intellectual Property or fail to maintain the level of the quality of products sold and services rendered under any such Trademark at a level at least substantially consistent with the quality of such products and services as of the date of this Agreement and the Acquired Entities shall take or cause to be taken all steps necessary or appropriate to insure that licensees of such Trademarks use such consistent standards of quality during the period between the date of this Agreement and the Closing Date.

     SECTION 5.14 SENIOR NOTES.

          (a) At such time as reasonably requested by Purchaser in writing (provided that it shall coordinate with PFG regarding such timing), PFG shall, subject to compliance with any applicable provisions of the Indenture, (i) commence a cash tender offer to purchase all of the outstanding Senior Notes and/or (ii) solicit the consent of the holders of the Senior Notes regarding certain amendments (the "Indenture Amendments") to certain of the covenants contained in the Indenture. Such offer to purchase and/or consent solicitation (individually or collectively, the "Debt Offer") shall be made on such terms and conditions as are reasonably requested by Purchaser and agreed to by PFG (such agreement not to be unreasonably withheld); provided that, in any event, the terms and conditions of the Debt Offer shall provide that the closing thereof shall be contingent upon the Closing. It is expressly understood and agreed that the foregoing shall not be a condition to Closing and shall in no event delay or hinder the Closing. PFG shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be reasonably requested by Purchaser and PFG shall not, without Purchaser's prior consent, waive any condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer, in each case except as required by applicable Law and subject to compliance with any applicable provisions of the Indenture. PFG covenants and agrees, subject to the terms and conditions of this Agreement and the receipt of the necessary funds from LNY pursuant to the immediately following sentence, including the terms and conditions to the Debt Offer, to accept for payment, and pay for, the Senior Notes and effect the Indenture Amendments, in each case contemporaneously with, and contingent upon, the Closing, in each case except as required by applicable Law and subject to compliance with any applicable provisions of the Indenture. Without, in any way limiting Section 5.14(d), LNY covenants and agrees to provide the necessary funds to effect the foregoing sentence. PFG agrees to enter into a customary dealer manager agreement and a customary information agent agreement with a dealer manager and information agent, respectively, recommended by Purchaser (and reasonably acceptable to PFG).

          (b) Within ten (10) Business Days following the date of agreement on the terms of the Debt Offer, PFG shall prepare, subject to the reasonable advice and comments of Purchaser, an offer to purchase the Senior Notes and forms of the related letters of transmittal and summary advertisement, appropriate consent solicitation materials, as well as all other information and exhibits that may be necessary in connection with the Debt Offer (collectively, the "Offer Documents"). In the event that this Agreement is terminated in accordance with this Agreement, PFG shall have the right to amend the Offer Documents without Purchaser's consent, including such amendment as shall terminate the Debt Offer. All mailings to the holders of Senior Notes in connection with the Debt Offer shall be subject to the prior reasonable review, comment and approval of Purchaser; provided, however, that the comment and approval of Purchaser shall not be unreasonably withheld or delayed. PFG will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Senior Notes as promptly as practicable following receipt of the written request from Purchaser under paragraph (a) above to do so.

          (c) PFG agrees to amend the Offer Documents and distribute amended copies thereof as required by applicable Law.

          (d) LNY shall bear all costs and expenses (including costs and expenses of counsel, accounting and other advisors) of the Debt Offer (including any Taxes resulting from the Debt Offer), whether or not the Debt Offer is consummated, and whether or not the Closing occurs, and shall reimburse PFG (or its direct or indirect stockholders) for any such costs and expenses (including costs and expenses of counsel, accounting and other advisors) on a timely basis upon LNY's receipt of reasonable written documentation thereof.

          (e) If Purchaser fails to timely perform any of its obligations under this Section 5.14, LNY shall undertake any and all such obligations of the Purchaser under this Section 5.14.

     SECTION 5.15 EMPLOYEE MATTERS.

          (a) Upon execution of this Agreement, Purchaser shall be permitted to hold joint meetings with all employees of each of the Acquired Entities and, to the extent applicable, any bargaining representatives of such employees, provide preliminary information relating to the transactions contemplated by this Agreement, and thereafter Purchaser shall be entitled to conduct one-on-one meetings with all employees of each of the Acquired Entities at such times as Purchaser shall reasonably request and at space provided by each of the Acquired Entities at the Real Property or at such other location as shall be reasonably acceptable to Purchaser. In connection therewith, each of the Acquired Entities shall provide
     Purchaser with access to complete personnel files of all employees of each of the Acquired Entities subject to any restrictions or limitations under the Acquired Entities' internal policies and procedures and subject to Gaming Laws, privacy Laws or any other Law, in each case as applicable. From and after the date of this Agreement, Seller shall cause GNLV to (to the extent practicable) provide Purchaser with reasonable space at the Real Property on an as needed basis and at no cost to Purchaser in order for Purchaser to handle employment and transition related matters. Purchaser in exercising its rights under this Section 5.15 shall comply with Gaming Laws, privacy Laws and any other Law, in each case, as applicable.

          (b) Seller shall use its reasonable best efforts, including providing all information reasonably necessary and taking all reasonably necessary actions, to assist Purchaser in transitioning any employee benefit plans, programs and arrangements for the Acquired Entities prior to the Closing Date.

          (c) From and after the Closing Date, Purchaser shall cause each Acquired Entity to honor its obligations under the collective bargaining agreements listed on Schedule 5.15 (the "CBAs").

          (d) For a period of at least one (1) year following the Closing Date, Purchaser shall or shall cause each Acquired Entity to (i) provide each employee of the Acquired Entities who are not covered by a CBA and who continue to be employed by an Acquired Entity following the Closing Date

     (collectively, the "Non-Represented Employees") with base compensation, bonus opportunity, annual and long-term incentive compensation and severance, in each case that is substantially similar, in the aggregate, to that which each of the Non-Represented Employees was eligible to receive immediately prior to the Closing and (ii) maintain for the Non-Represented Employees "employee benefit plans" (as defined by ERISA) that are similar, in the aggregate, to the "employee benefit plans" applicable to such Non-Represented Employees immediately prior to the Closing.

          (e) In the event that Purchaser or one of the Acquired Entities shall adopt or maintain any "employee benefit plan" with respect to the Non-Represented Employees at any time prior to the one year anniversary of the Closing Date, Purchaser or the Acquired Entity, as applicable, shall cause each such plan to (i) waive all limitations as to any preexisting conditions, exclusions and waiting periods with respect to participation and coverage and (ii) recognize service with the Acquired Entities to the same extent such service had been recognized by Seller under a similar type of benefit plan immediately prior to the Closing (except to the extent necessary to avoid duplication of benefits).

     SECTION 5.16 NON-SOLICITATION OF UNIQUE CUSTOMERS. For purposes of this
Section 5.16, the term "Unique Customers" means customers who are listed on the Lists of GNLV. From and after the date hereof until the second anniversary of the Closing Date, neither Seller nor any of its Affiliates (other than the Acquired Entities) shall intentionally engage in any direct or targeted solicitation of any of the Unique Customers. On the Closing Date, Seller shall deliver or make available to Purchaser a list of the Unique Customers as of the Closing Date; provided, however, the foregoing shall not prohibit Seller or any of its Affiliates from soliciting customers by use of advertisements or the media or other indirect methods of solicitation that are not directly targeted at any Unique Customers.

     SECTION 5.17 JOINT CONTRACTS. Schedule 5.17 sets forth each third party Material Contract to which both GNLV and GNL are parties (collectively, the "Joint Contracts"). Seller shall use its reasonable best efforts to cause the Joint Contracts to be "split-out" prior to Closing (which may include entering into one or more new separate agreements) so that GNLV is a party to a contract with the service provider in question only and not together with GNL and, in connection therewith, Seller shall use its reasonable best efforts to provide for a release of GNLV of all Liability or Losses under the Joint Contract as to services provided to, or the actions by or on behalf of, GNL; provided that the Purchaser shall provide all reasonable cooperation to Seller in furtherance of this Section 5.17 as Seller may reasonably request; provided, further, that for the purposes of this Section 5.17, reasonable best efforts shall not require Seller or any of its Affiliates to incur or pay any out-of-pocket expenses or costs except those which are timely reimbursed by Purchaser or any of its Affiliates. Purchaser shall use its reasonable best efforts to cooperate with Seller in its efforts to obtain any such "split-out."

     SECTION 5.18 TREATMENT OF AFFILIATE CONTRACTS. PFG shall cause its Affiliates (other than the Acquired Entities), on the one hand, and the Acquired Entities, on the other hand to terminate the Affiliate Contracts with effect as of the Closing without Liability or Loss to the Acquired Entities, including the termination of the employment agreements between PFG and each of Timothy N. Poster and Thomas C. Breitling at or prior to the Closing without Liability or Loss to the Acquired Entities, except for salary and accrued benefits (if any) due under such agreements (it being understood the determination of salary and accrued benefits under such agreements shall be without giving effect to the termination thereof). PFG shall use its reasonable best efforts to cause GNLV to assign or otherwise transfer at no cost to GNLV,
(a) the "Interests" conveyed to it under the two Assignment, Consent and Exclusive Use Agreements, each effective as of July 1, 2004, by and between M AND M Ventures III, LLC and GNLV to M AND M Ventures III, LLC and (b) the "Interests" conveyed to it under the two Assignment, Consent and Exclusive Use Agreements, each effective as of July 1, 2004, by and between TB Management, LLC and GNLV to TB Management LLC, at or prior to the Closing and, if applicable, to provide a release or novation of all obligations of GNLV or the Acquired Entities for obligations relating to such Interests.

     SECTION 5.19 REFUND OF NON-REFUNDABLE DEPOSIT/LIQUIDATED DAMAGES. In the event that this Agreement is terminated by Purchaser (a) and Purchaser makes a bona fide, good faith allegation that the Seller Parties have committed fraud with respect to this Agreement (provided that a judicial determination of such fraud must be made before the refund entitlement set forth below vests in Purchaser) or (b) pursuant to Section 9.1(c), if the Seller Parties (i) have intentionally or willfully failed to perform any of their obligations required under this Agreement in order to consummate the transactions contemplated by this Agreement or (ii) are in breach of their obligations in Sections 5.1 (Conduct of Business of the Acquired Entities), 5.6 (No Intercompany Accounts),
5.12 (Certain Matters Related to GNL), 5.18 (Treatment of Affiliate Contracts),
5.20 (Capital Expenditures) and 5.23 (Leased Real Property) provided such breach has or would reasonably be expected to have a Material Adverse Effect as to the aforementioned sections other than Sections 5.6, 5.12 (only as to repayment of amounts under the Credit Agreement) and 5.18 and such breach by the Seller Parties would reasonably be expected to have resulted in the failure to satisfy any of the conditions set forth in Section 6.3(b); provided that in the case of clause (a) or clause (b) above all other conditions set forth in
Article VI have been satisfied, or are capable of, being satisfied (it being understood that the action or inaction of the Seller Parties shall be taken into account in determining whether all other conditions set forth in Article VI have been satisfied, or are capable of, being satisfied), then solely in the case of clause (a) or clause (b) above, Purchaser shall be entitled to a refund of the Non-Refundable Deposit Amount. In such event, Escrow Agent shall, pursuant to the Escrow Agreement, refund to Purchaser the Non-Refundable Deposit Amount in immediately available funds to an account designated in writing by Purchaser. Further, the Parties acknowledge and agree that (A) the non-refundable nature of the Non-Refundable Deposit (in circumstances other than as described above) is an integral part of the transactions contemplated by this Agreement and that, in the absence of such agreement, Seller Parties would not have entered into this Agreement and (B) the damages resulting from the termination of this Agreement other than as set forth in this Section 5.19 are uncertain and incapable of accurate calculation and that the amount of the Non-Refundable Deposit is a reasonable forecast of the actual damages which may be incurred by the Seller Parties. The retention of the Non-Refundable Deposit by Seller under this Agreement constitutes liquidated damages in full and complete satisfaction of, and shall be the Seller Parties' sole and exclusive remedy for, any Loss, Liability, damage or claim of the Seller Parties arising out of or in connection with any termination of this Agreement or the facts and circumstances resulting in such termination or otherwise related thereto or otherwise arising out of or in connection with this Agreement. The terms of this Section 5.19 shall survive any termination of this Agreement.

     SECTION 5.20 CAPITAL EXPENDITURES. The Acquired Entities may make any of the capital expenditures set forth in the capital expenditure budget attached as Schedule 5.20 and, in addition thereto, may make capital expenditures not so identified in the capital expenditure budget up to an aggregate of $100,000 in excess of any applicable insurance proceeds; provided that nothing contained in this Section 5.20 shall prohibit the Acquired Entities from responding to an emergency situation (it being understood and agreed that Seller shall promptly notify Purchaser of any such emergency and the emergency expenditures and other actions taken in response thereto). The Acquired Entities compliance with this
Section 5.20 is subject to compliance with the Gaming Laws.

     SECTION 5.21 FUNDING BY LNY. LNY has available on the date of this Agreement, and will have on the Closing Date, and shall ensure that Purchaser has available on the Closing Date, all funds necessary to consummate the acquisition of the Shares and to pay its portion of associated costs and expenses in connection therewith, including all funds necessary to (a) if required, pay in full the Credit Agreement Repayment Amount and (b) satisfy amounts, if any, due to the holders of the Senior Notes that may arise as a result of the transactions contemplated by this Agreement and, in each case, LNY shall, to the extent any such payment is required, guaranty (and cause to be performed) Purchaser's full and timely payment thereof.

     SECTION 5.22 CERTAIN INDEMNIFICATION MATTERS. From and after the Closing, LNY shall indemnify, defend and hold harmless each person who is now, or has been at any time since January 23, 2004 or who becomes prior to the Closing, a director or officer of any of the Acquired Entities (each a "Covered Person") from and against all losses, claims, damages, costs and expenses (including attorneys' fees and expenses), liabilities, judgments and, subject to the proviso of this sentence, settlement amounts that are paid or incurred in connection with any pending, threatened or completed claim, action, suit, formal or informal proceeding, formal or informal investigation or formal or informal inquiry (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Closing) that is (a) based on, or arises out of, the fact that such Covered Person is or was a director or officer of any of the Acquired Entities or (b) based on, or arising out of, or pertaining hereto or the transactions contemplated hereby, in each case under clause (a) or clause (b) above, to the fullest extent the applicable Acquired Entity is permitted under applicable Nevada Law to indemnify its own directors or officers. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding, investigation or inquiry is brought against any Covered Person, (A) LNY shall have the right to assume the defense thereof with legal counsel of LNY's choosing and LNY shall not be liable to such Covered Person for any legal expenses of other counsel or any expenses subsequently incurred by such Covered Person in connection with the defense thereof; provided, however, that such Covered Person may employ counsel of its own choosing, and LNY shall pay such Covered Person for reasonable legal fees and expenses of such counsel, if under applicable standards of professional conduct the counsel selected by LNY may be reasonably determined by counsel consulted by such Covered Person, to have a material conflict on a significant issue representing the applicable Acquired Entity and the Covered Person in the conduct of the defense of an action and (B) LNY shall not be liable for any settlement of any claim effected without its written consent (which consent shall not be unreasonably withheld or delayed). Any Covered Person wishing to obtain indemnification under this Section 5.22, upon learning of any claim, action, suit, proceeding, investigation or inquiry, shall promptly notify LNY thereof; provided, however, the failure of any Covered Person to give such notice shall not waive any rights of the Covered Person under this Section 5.22, except to the extent that the rights of LNY are actually materially prejudiced thereby. In the event LNY does not assume the defense of an action in accordance with this Section 5.22, (w) the Covered Persons as a group seeking indemnification with respect to the same or a substantially related matter may retain only one (1) law firm with respect to such matter, except to the extent that under applicable standards of professional conduct, such counsel would have a material conflict on a significant issue representing such Covered Person and any other Covered Person or Covered Persons, (x) LNY shall pay all reasonable out-of-pocket costs and expenses of the disposition of any such claim, action, suit, proceeding, investigation or inquiry to each Covered Person promptly after statements therefor are received and otherwise advance to such Covered Person upon request reimbursement of documented expenses reasonably incurred, (y) LNY shall pay all reasonable fees and expenses of such counsel for the Covered Persons and all reasonable out-of-pocket costs and expenses of the Covered Persons in connection with seeking and obtaining indemnification from LNY, from time to time, in each case within three (3) Business Days of the receipt by LNY of a statement from such counsel for the Covered Persons and (z) LNY shall use reasonable best efforts to assist in the defense of any such matter. Without limiting the foregoing, to the extent that any Covered Person is, by reason of the fact that such Covered Person is or was a director or officer of any of the Acquired Companies, a witness in any claim, action, suit, proceeding, investigation or inquiry to which such Covered Person is not a party, such Covered Person shall be indemnified and held harmless against all reasonable out-of-pocket costs and expenses in connection therewith. LNY shall not enter into any settlement of any claim in which LNY or any of its Affiliates is jointly liable with an Covered Person (or would be if joined in such claim) unless such settlement provides for a full and final release of all claims asserted against such Covered Person. Neither LNY nor any of its Affiliates shall take any action so as to amend, modify, limit or repeal the provisions for indemnification of Covered Persons contained in the Articles of Incorporation or Bylaws (or other comparable organizational documents) of the Acquired Entities in such a manner as would adversely affect the rights of any Covered Person to be indemnified by such corporations in respect of their serving in such capacities prior to the Closing. Notwithstanding anything to the contrary set forth in this Section 5.22, LNY shall in no event be required under this Section 5.22 to provide indemnification and reimbursement of fees, costs and expenses to the Covered Persons in an aggregate amount exceeding $15,000,000.

     SECTION 5.23 LEASED REAL PROPERTY. Seller shall use its reasonable best efforts to obtain prior to the Closing the written consent of each of the landlords of the Leased Real Property whose consent is required pursuant to such lease to the consummation of the transactions contemplated by this Agreement; provided that Purchaser shall provide all reasonable cooperation to the Seller Parties in furtherance of this Section 5.23 as any Seller Party may reasonably request; provided, further, that for the purposes of this Section 5.23, reasonable best efforts shall not require Seller or any of its Affiliates to incur or pay any out-of-pocket expenses or costs except those which are timely reimbursed by Purchaser or any of its Affiliates.

     SECTION 5.24 FURTHER ACTIONS. In case at any time after the date of this Agreement and from time to time any further action is necessary to carry out the purposes of this Agreement and to vest Purchaser with valid and legal title, to the Shares, free and clear of all Encumbrances, excepting only the restrictions on the subsequent transfer of the Shares as may be imposed under applicable Laws, the Parties shall and shall use reasonable best efforts to cause any of their Affiliates to take or cause to be taken all such necessary or appropriate action in accordance with and subject to the terms of this

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Agreement including to execute, deliver and file all such further documents;
provided that Purchaser shall provide all reasonable cooperation to the Seller Parties in furtherance of this Section 5.24 as any Seller Party may reasonably request; provided, further, that for the purposes of this Section 5.24, subject to Article VII, reasonable best efforts shall not require the Parties or their respective Affiliates to incur or pay any out-of-pocket expenses or costs except those which are timely reimbursed by the other Party or any Affiliate thereof.

     SECTION 5.25 NON-SOLICITATION OF CERTAIN EMPLOYEES. From and after the date of this Agreement until the second anniversary of the Closing Date, neither Seller nor any of its Affiliates shall (a) except with respect to those individuals set forth on Schedule 5.25, solicit or induce, or attempt to solicit or induce, any employee of, or independent contractor exclusive to, the Acquired Entities or Purchaser or any of Purchaser's Affiliates engaged in the business or the casino and gaming activities and operations of GNLV to leave the Acquired Entities or Purchaser or any of Purchaser's Affiliates engaged in the business or the casino and gaming activities and operations of GNLV for any reason whatsoever or (b) except with respect to those individuals set forth on
Schedule 5.25, hire, solicit to hire, or in any other manner interfere with the business relationship between the Acquired Entities or Purchaser or any of Purchaser's Affiliates and any employee or independent contractor of the Acquired Entities. If any employee (i) is terminated by Purchaser or Purchaser's Affiliates with cause under the terms of such employee's employment agreement (or, if no employment agreement has been executed, under the definition of cause in the last draft employment agreement offered to such employee by Purchaser or Purchaser's Affiliate, if applicable) or (ii) terminates his or her employment with Purchaser or Purchaser's Affiliates for good reason under the terms of such employee's employment agreement (or, if no employment agreement has been executed, under the definition of good reason in the last draft employment agreement offered to such employee by Purchaser or Purchaser's Affiliate, if applicable), then the provisions of this Section 5.25 will not apply with respect to that employee after a period of six (6) months following such employee's termination of employment with Purchaser or Purchaser's Affiliate, as applicable, nor shall such employee receive compensation or payments from Seller or any of its Affiliates during or with respect to such six-month period. Notwithstanding anything to the contrary, Seller and its Affiliates may conduct general searches for employees or independent contractors by use of advertisements or the media that are not directly targeted at the employees or independent contractors of the Acquired Entities, Purchaser or any of Purchaser's Affiliates engaged in the business or the casino and gaming activities and operations of GNLV.

     SECTION 5.26 AMENDMENT AND SUPPLEMENT OF DISCLOSURE SCHEDULE OR SCHEDULES. The Purchaser agrees that the Seller Parties shall have the ability, with respect to their representations, warranties and covenants contained in this Agreement, (through the Closing to amend or supplement the Disclosure Schedule and Schedules with respect to any matter hereafter arising or discovered, which, if existing or known on the date of this Agreement, would have been required or permitted to be set forth in the Disclosure Schedule or on a Schedule. Each Party agrees that, notwithstanding the foregoing sentence, no amendment or supplement to the Disclosure Schedule or a Schedule that constitutes or reflects an event or occurrence that would have a Material Adverse Effect (individually or when combined with all prior amendments or supplements), may be made unless Purchaser consents to such amendment or supplement, which consent may be withheld in Purchaser's sole discretion. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 6.3(a) have been fulfilled, the Disclosure

Schedule and Schedules shall be deemed to be the Disclosure Schedule as amended or supplemented pursuant to this Section 5.26. The Seller Parties agree to deliver on or about the tenth day prior to the expected Closing Date, the Disclosure Schedule and Schedules to the Purchaser supplemented for matters occurring between the date of this Agreement and the day immediately prior to the delivery of the supplemented Disclosure Schedule and Schedules.

                                  ARTICLE VI

                             CONDITIONS TO CLOSING
                             ---------------------

     SECTION 6.1 CONDITIONS OF THE PARTIES' OBLIGATIONS TO EFFECT THE CLOSING. The respective obligations of the Parties to this Agreement to effect the Closing shall be subject to the satisfaction or waiver by each of the Parties prior to the Closing of the following conditions:

          (a) No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting the consummation of the Closing.

          (b) Governmental Approvals. All Governmental Approvals required to consummate the transactions contemplated hereby shall have been obtained (including under Gaming Laws), all such approvals shall remain in full force and effect, all statutory waiting periods in respect thereof (including under the HSR Act) shall have expired.

     SECTION 6.2 ADDITIONAL CONDITIONS TO OBLIGATION OF THE SELLER PARTIES TO EFFECT THE CLOSING. The obligation of the Seller Parties to effect the Closing is subject to the satisfaction of each of the following conditions prior to or concurrent with the Closing, any of which may be waived in writing exclusively by the Seller Parties:

          (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, if earlier than the Closing Date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" qualifiers set forth therein), individually or in the aggregate, does not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

          (b) Performance of Obligations of Purchaser and LNY. The Purchaser shall have performed in all material respects all covenants and conditions required to be performed by Purchaser under this Agreement on or prior to the Closing Date. LNY shall have performed in all respects all of its covenants set forth in Section 5.21 of this Agreement on or prior to the Closing Date.

          (c) Officer's Certificate. Seller shall have received a certificate dated the Closing Date duly executed by the Chairman or President of Purchaser to the effect of Section 6.2(a) and Section 6.2(b).

     SECTION 6.3 ADDITIONAL CONDITIONS TO OBLIGATION OF PURCHASER TO EFFECT THE CLOSING. The obligation of Purchaser to effect the Closing is subject to the satisfaction of each of the following conditions prior to or concurrent with the Closing, any of which may be waived in writing exclusively by Purchaser:

          (a) Representations and Warranties. The representations and warranties of the Seller Parties contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, if earlier than the Closing Date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" qualifiers set forth therein), individually or in the aggregate, does not have a Material Adverse Effect.

          (b) Performance of Obligations of the Seller Parties. The Seller Parties shall have performed in all material respects all covenants and conditions required to be performed by the Seller Parties under this Agreement on or prior to the Closing Date (including all those covenants set forth in Article V and Article VIII hereof to be performed by Seller or the Seller Parties).

          (c) Officer's Certificate. Purchaser shall have received a certificate dated the Closing Date duly executed by the Chairman or President of the Seller Parties to the effect of Section 6.3(a) and
     Section 6.3(b).

          (d) Tax Withholding Forms and Certificates. Purchaser shall have received a statement or statements (in form and substance reasonably satisfactory to Purchaser) that satisfies Purchaser's obligations under Treasury Regulation Section 1.1445-2(b)(2).

                                  ARTICLE VII

                           INDEMNIFICATION; REMEDIES
                           -------------------------

     SECTION 7.1 INDEMNIFICATION.

          (a) Following the Closing, Seller shall defend and indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, only to the extent such Losses are resulting from, arising out of, or relating to
     (i) any breach of or inaccuracy in any representation or warranty of the Seller Parties contained in Sections 3.1, 3.2 and 3.3(a), (ii) nonfulfillment of or failure to perform any covenant, obligation or agreement of the Seller contained in Section 5.16 and Section 5.25, (iii) assuming the closing of the transactions under the GNL Stock Purchase

     Agreement, PFG's indemnification obligations to GNL, Barrick or their respective Affiliates under the GNL Stock Purchase Agreement; provided that for purposes of this subclause (iii) the definition of "Loss" shall be deemed to have the same scope as "Adverse Consequences" (as such term is defined in the GNL Stock Purchase Agreement) and (iv) the activities and operations of PFG not resulting from, arising out of, or relating to the gaming business, operations, administration and activities ("Non-Gaming Liabilities"); it being acknowledged and agreed among the Parties that Non-Gaming Liabilities shall in no event include Liabilities or Losses resulting from, arising out of or relating to (A) the Credit Agreement or the Indenture, including the Senior Notes, (B) acquisitions, divestitures or similar transactions relating to PFG's (or its Affiliates') gaming business, activities or operations (including any financings, refinancings and borrowings relating thereto), excluding those pursuant to the GNL Stock Purchase Agreement, (C) any action required by applicable Law or Governmental Entity (except for the failure of the Seller Parties to take any such action, which shall not be an exception to these indemnities), (D) any action taken in connection with Section 5.14 and (E) any actions, claims, omissions and activities related to any of the foregoing clauses (A) through (D), including any Liabilities or Losses relating to Taxes of the Acquired Entities.

          (b) Following the Closing (other than with respect to indemnification for the matters described in clause (ii) below (but only with respect to Section 5.14) and clause (iv) below (but only with respect to the Debt Offer), in each case, which shall be effective from the date hereof notwithstanding whether the Closing occurs), Purchaser shall defend and indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, only to the extent such Losses are resulting from, arising out of, or relating to
     (i) any breach of or inaccuracy in any representation or warranty of the Purchaser set forth in Sections 4.1 and 4.2(a), (ii) nonfulfillment of or failure to perform any covenant, obligation or agreement of LNY contained in Section 5.14 and Section 5.22, (iii) the Credit Agreement (including in connection with the payment or refinancing of any amounts thereunder and any action or omission in connection therewith) and (iv) the Indenture and the Senior Notes (including in connection with the payment or refinancing of any amounts thereunder, the Debt Offer and any action or omission in connection therewith).

     SECTION 7.2 INDEMNIFICATION PROCEDURES. All claims for indemnification by an Indemnified Party under Section 7.1 shall be asserted and resolved as follows:

          (a) In the event any claim or demand (a "Third Party Claim") in respect of which an Indemnified Party might seek indemnity under Section
     7.1 is asserted against or sought to be collected from such Indemnified Party by a Person other than a Seller Indemnified Party or the Indemnified Party (a "Third Party"), the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party; provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless the Indemnifying Party is materially prejudiced by such delay. The Indemnifying Party shall notify the Indemnified Party in writing as soon as practicable within the Dispute Period whether or not the Indemnifying

     Party desires, at the Indemnifying Party's sole cost and expense and by counsel of its own choosing (which counsel shall be reasonably acceptable to the Indemnified Party) to defend against such Third Party Claim; provided, further, that if, under applicable standards of professional conduct a material conflict on any significant issue between the Indemnifying Party and the Indemnified Party exists in respect of such Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable out-of-pocket fees and expenses of one additional counsel (reasonably satisfactory to the Indemnifying Party) to be retained in order to resolve such conflict, promptly upon presentation by the Indemnified Party of invoices or other documentation evidencing such amounts to be reimbursed.

               (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that it desires to defend against such Third Party Claim, (A) the Indemnifying Party shall use its reasonable best efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim, (B) the Indemnified Party, prior to or during the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions as the Indemnified Party deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party's rights to indemnification pursuant to this Article VII, (C) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement that (1) does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement, (2) imposes any liabilities or obligations on the Indemnified Party and (3) with respect to any non-monetary provision of such settlement, would reasonably be expected to have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Indemnified Party, (D) the Indemnified Party shall cooperate (during regular business hours) with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof and (E) the Indemnifying Party shall be deemed to have agreed that it will indemnify the Indemnified Party pursuant to this Article VII.

               (ii) If the Indemnifying Party does not notify the Indemnified Party within the Dispute Period that it desires to defend against such Third Party Claim, then the Indemnifying Party shall have the right to conduct any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party's rights to indemnification pursuant to this Article VII.

               (iii) The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to such Third Party Claim. The Indemnified Party and the Indemnifying Party, the Acquired Entities and their respective employees and representatives also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such Third Party Claim.

               (iv) Notwithstanding the foregoing, in any event, if the Indemnified Party desires to participate in any defense of a Third Party Claim it may do so at its sole cost and expense, and the Indemnified Party shall have the right to control, pay or settle any Third Party Claim which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party.

          (b) In the event that an Indemnified Party should have a claim against the Indemnifying Party pursuant to Section 7.1 which it determines to assert, but which does not involve a Third Party Claim, the Indemnified Party shall send an Indemnity Notice with respect to such claim to the Indemnifying Party. The Indemnifying Party shall have the Dispute Period during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party's Indemnity Notice, setting forth in reasonable detail each of the Indemnifying Party's objections thereto. If the Indemnifying Party does not deliver such written notice of objection within the Dispute Period, the Indemnifying Party shall be deemed to have accepted responsibility for the prompt payment of the Indemnified Party's claims for indemnification set forth in the Indemnity Notice and shall have no further right to contest the validity of such indemnification claims. If the Indemnifying Party does deliver such written notice of objection within the Dispute Period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within the Resolution Period and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 7.2(c).

          (c) Any dispute submitted to arbitration pursuant to this Section 7.2(c) shall be finally and conclusively determined by the decision of a board of arbitration consisting of three members (hereinafter sometimes called the "Board of Arbitration") selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after the selection of the second arbitrator, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for a third member possessing expertise or experience appropriate to the dispute jointly by the Indemnified Party and the Indemnifying Party. The Board of Arbitration shall meet in Las Vegas, Nevada or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of the Indemnified Party's claims for indemnification set forth in the Indemnity Notice. In connection with rendering its decision, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by Law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expenses in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the Board of Arbitration shall be divided between the Indemnifying Party and the Indemnified Party in the same proportion as the portion of the related claim determined by the Board of Arbitration to be payable to the Indemnified Party bears to the portion of such claim determined not to be so payable.

     SECTION 7.3 INDEMNIFICATION BACKSTOP. In the event that Purchaser is required to provide indemnification to the Seller Indemnified Parties under
Section 7.1(b) and Purchaser fails to make due and timely payment with respect thereto, then within ten (10) days of written notice to LNY and Purchaser by a Seller Indemnified Party, LNY shall, without duplication, satisfy any such obligation on behalf of the Purchaser without right of set-off. At or prior to Closing, the Seller Parties shall cause Timothy N. Poster and Thomas C. Breitling to enter into an agreement to be effective at Closing, substantially in the form of Exhibit B hereto. Notwithstanding any of the foregoing, any Indemnified Party must first seek indemnification from the Seller or Purchaser, as the case may be, and LNY, on the one hand, and Timothy N. Poster and Thomas
C. Breitling, on the other hand, shall have no obligation pursuant to this
Article VII unless and until the non-occurrence of payment as described above.

     SECTION 7.4 LIMITATION. Notwithstanding anything to the contrary set forth in this Agreement, Seller (and Timothy N. Poster and Thomas C. Breitling, if applicable), on the one hand, and Purchaser (and LNY, if applicable), on the other hand, shall in no event be required to provide indemnification to the Purchaser Indemnified Parties and Seller Indemnified Parties, respectively, under this Article VII to the extent the amount of Losses paid by, or on behalf of, Seller or Purchaser, as the case may be, exceeds, in the aggregate, an amount equal to the Purchase Price.

                                 ARTICLE VIII

                                  TAX MATTERS
                                  -----------

     SECTION 8.1 ACCOUNTING AND TAX RECORDS. Seller shall provide Purchaser with all Tax Returns (and other information relating to Taxes) of or relating solely to the Acquired Entities reasonably requested by Purchaser. Purchaser shall keep and maintain all such Tax Returns (and other information relating to Taxes) and shall make available to Seller such Tax Returns and information as reasonably required by Seller.

     SECTION 8.2 TRANSFER TAXES. Purchaser shall pay, or cause to be paid, all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording, filing or similar Taxes, if any, together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto (collectively, "Transfer Taxes") incurred in connection with the purchase and sale of the Shares. The Person with primary responsibility under applicable Law for filing Tax Returns relating to Transfer Taxes shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes.

     SECTION 8.3 TAX STATUS.

          (a) Seller shall provide evidence in form and substance reasonably satisfactory to Purchaser of (i) acceptance by the IRS of Seller's election to be treated as an S Corporation under Section 1362 of the Code and (ii) acceptance or acknowledgment by any relevant taxing authority of Seller's similar status under any corresponding provision of applicable state and local income tax Law. Seller shall provide evidence (or access to information) in form and substance reasonably satisfactory to Purchaser that Seller's election to be treated as an S Corporation under Section 1362 of the Code has not been terminated or revoked and will be in effect as of the Closing Date.

          (b) Seller shall provide evidence in form and substance reasonably satisfactory to Purchaser of (i) acceptance by the IRS of Seller's election to treat each of PFG and GNLV as a qualified subchapter S subsidiary under Section 1361(b) of the Code and Treasury Regulation
     Section 1.1361-3 and (ii) acceptance or acknowledgement by any relevant taxing authority of such entities' similar status under any corresponding provision of applicable state and local income tax Law. Seller shall provide evidence (or access to information) in form and substance reasonably satisfactory to Purchaser that Seller's elections under Section 1361 of the Code to treat each of PFG and GNLV as a qualified subchapter S subsidiary have not been terminated or revoked and will be in effect as of the Closing Date.

          (c) None of Seller or the stockholders of Seller shall revoke Seller's election to be taxed as an S Corporation within the meaning Sections 1361 and 1362 of the Code, take or allow any action (other than a change in Law) that would result in the termination of Seller's status as a validly electing S Corporation within the meaning of Sections 1361 and 1362 of the Code, or take or allow any action (other than a change in Law) that would result in the termination of any Acquired Entity's status for federal income tax purpose as a qualified subchapter S subsidiary or disregarded entity, as applicable.

                                  ARTICLE IX

                                  TERMINATION
                                  -----------

     SECTION 9.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

          (a)  by mutual written consent of the Parties;

          (b) by the Seller Parties, on the one hand, or Purchaser, on the other hand, if the transactions contemplated hereby shall not have been consummated on or prior to February 3, 2006 unless extended pursuant to the following clause, the later of such dates shall be the "Outside Date"; provided that if the only condition to the Closing that remains unsatisfied (except for any condition that by its terms can only be satisfied at the Closing) on February 3, 2006 is Purchaser's receipt of Governmental Approvals under the Gaming Laws, such date shall be automatically be extended to 5:00 p.m., New York City time, on April 30, 2006 without further action by or consent of any of the Parties; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any of the Parties whose willful breach or nonfulfillment or failure to perform has prevented the consummation of the transactions contemplated by this Agreement;

          (c) by Purchaser, if there has been a material breach or violation by any of the Seller Parties of any of their representations and warranties or covenants contained in this Agreement which breach or violation has not been waived by Purchaser in writing;

          (d) by Seller, if there has been a material breach or violation by Purchaser of any of its representations and warranties or covenants contained in this Agreement, has not been waived by Seller in writing;

          (e) by Purchaser if any of the conditions to the obligation of Purchaser set forth in Section 6.3 shall have become incapable of fulfillment and shall not have been waived by Purchaser in writing; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) if Purchaser is in breach in any material respect of its representations and warranties or covenants contained in this Agreement;

          (f) by Seller if any of the conditions to the obligation of Seller set forth in Section 6.2 shall have become incapable of fulfillment and shall not have been waived by Seller in writing; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this
     Section 9.1(f) if the Seller Parties are in breach in any material respect of their representations and warranties or covenants contained in this Agreement;

          (g) by Seller, on the one hand, or Purchaser, on the other hand, if a Governmental Entity shall have issued a nonappealable, final Governmental Order or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated by this Agreement; or

          (h) by Purchaser, for any reason or no reason in its sole and absolute discretion.

     SECTION 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and, there shall be no Liability or obligation on the part of the Parties, or their respective directors, officers, members, employees, stockholders or Affiliates, except that such termination shall not limit Liability for a material breach or material willful violation of this Agreement prior to the time of such termination; except that the provisions of this Section 9.2 and Sections 5.5, 5.14, 5.19, 7.1(b) (but only to the extent as expressly set forth therein) as well as the other provisions of Article VII to the extent relating thereto, 10.1, 10.2, 10.5, 10.6 and 10.10 shall remain in full force and effect and survive any termination of this Agreement.

                                   ARTICLE X

                                 MISCELLANEOUS
                                 -------------

     SECTION 10.1 EXPENSES. Except as expressly provided in this Agreement, each of the Parties shall pay its own legal, accounting and other miscellaneous expenses incident to this Agreement whether or not the Closing is consummated; provided that Purchaser shall bear all costs and expenses incurred by Purchaser and Seller (and Seller's Affiliates) in connection with (a) the filing of notices under the HSR Act and (b) any approvals related to or arising out of the Gaming Laws or Gaming Licenses.

     SECTION 10.2 NOTICES. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement shall be in writing and shall be given by hand delivery, certified or registered mail, return receipt requested, facsimile or next-Business Day courier to the affected Party at the address and facsimile number set forth below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand with receipt acknowledged; at the time received, if sent by certified or registered mail; upon issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error and confirmed telephonically, if sent by facsimile; and the first Business Day after timely delivery to the courier, if sent by next-Business Day courier specifying next-Business Day delivery.

          (a)  if to Seller to:

               PB Gaming, Inc.
               c/o Poster Financial Group, Inc.
               129 East Fremont Street
               Las Vegas, Nevada  89101
               Attention: Timothy N. Poster, Chairman and
                          Chief Executive Officer
                          Thomas C. Breitling, President, Treasurer and
                          Secretary
               Facsimile No.: (702) 386-8151

               with a copy (which shall not constitute notice) to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, New York  10036-6522
               Attention: Wallace L. Schwartz, Esq.
                          Howard L. Ellin, Esq.
               Facsimile No: (212) 735-2000

          (b)  if to PFG, GNLV or GNELLC to:

               Poster Financial Group, Inc.
               129 East Fremont Street
               Las Vegas, Nevada  89101
               Attention: Timothy N. Poster, Chairman and
                          Chief Executive Officer
                          Thomas C. Breitling, President, Treasurer and
                          Secretary
               Facsimile No.: (702) 386-8151

               with a copy (which shall not constitute notice) to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, New York  10036-6522
               Attention: Wallace L. Schwartz, Esq.
                          Howard L. Ellin, Esq.
               Facsimile No: (212) 735-2000

          (c)  if to Purchaser, to:

               LSRI Holdings, Inc.
               c/o Landry's Restaurants, Inc.
               1510 West Loop South
               Houston, Texas  77027
               Attention: Steven L. Scheinthal, Esq.
               Facsimile No.: (713) 386-7070

               with a copy (which shall not constitute notice) to:

               Andrews Kurth LLP
               600 Travis, Suite 4200
               Houston, Texas  77002
               Attention: John B. Clutterbuck, Esq.
                          Mark B. Arnold, Esq.
               Facsimile Nos.: (713) 238-7295 and (713) 238-7363

          (d)  if to LNY, to:

               Landry's Restaurants, Inc.
               1510 West Loop South
               Houston, Texas  77027
               Attention: Steven L. Scheinthal, Esq.
               Facsimile No.: (713) 386-7070

               with a copy (which shall not constitute notice) to:

               Andrews Kurth LLP
               600 Travis, Suite 4200
               Houston, Texas  77002
               Attention: John B. Clutterbuck, Esq.
                          Mark B. Arnold, Esq.
               Facsimile Nos: (713) 238-7295 and (713) 238-7363

     SECTION 10.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except for the representations and warranties contained in Sections 3.1, 3.2, 3.3(a),
4.1 and 4.2(a), which shall survive Closing indefinitely, no representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive or be of any force or effect beyond the Closing (other than covenants which contemplate performance following the Closing that shall survive in accordance with their terms).

     SECTION 10.4 INTERPRETATION; CONSTRUCTION. When a reference is made in this Agreement to a Section or Sections, such reference shall be to a Section or Sections of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date on the cover page of this Agreement. A reference to the male gender shall be deemed to be a reference to the female gender and vice versa. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word "day" shall be interpreted as a calendar day. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     SECTION 10.5 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws applicable to contracts made and to be performed entirely in Nevada, without regard to any applicable conflicts of Law, except to the extent the mandatory provisions of the Gaming Laws apply.

     SECTION 10.6 CONSENT TO JURISDICTION AND VENUE; ENFORCEMENT OF AGREEMENT; REIMBURSEMENT OF COSTS. Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Nevada or any court of the State of Nevada located in Clark County in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section
10.6 and shall not be deemed to be a general submission to the jurisdiction of said court or in the State of Nevada other than for such purpose. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court. Each of the Parties further irrevocably waives and agrees not to plead or claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in either of the above named courts, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 10.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of each of the other Parties. Notwithstanding the foregoing, Purchaser shall have the right to assign all of its rights, interests and obligations under this Agreement, including the right to enforce all of the terms of this Agreement to a direct or indirect wholly owned Subsidiary of LNY, without the prior written consent of the Seller Parties; provided that such assignee expressly agrees in writing to be bound by the terms of this Agreement; provided, further, that no such assignment shall relieve Purchaser from its obligations hereunder unless the Seller Parties expressly agree in writing. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted assigns.

     SECTION 10.8 AMENDMENT. This Agreement may not be amended or modified by the Parties except (a) by an instrument in writing signed by each of the Parties and (b) by a waiver in accordance with Section 10.9.

     SECTION 10.9 EXTENSION; WAIVER. At any time prior to the Closing, the Parties, by action taken or authorized by their respective boards of directors or similar governing body (may, to the extent legally allowed), (a) extend the time for or waive the performance of any of the covenants, obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the conditions contained in this Agreement. Any agreement on the part of any of the Parties to any such extension or waiver shall be valid only if set forth in a written instrument signed on its behalf. The failure of any of the Parties to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

     SECTION 10.10 NO THIRD PARTY BENEFICIARIES. Except for the provisions of
(a) Article VII with respect to the Seller Indemnified Parties and Purchaser Indemnified Parties and (b) as set forth in Section 5.22, this Agreement is for the sole benefit of the Parties and their respective permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder. All references herein or in a Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks among the Parties and were not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any non-Party, or give rise to any claim or benefit to any non-Party. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall alter the at will employment status of any employee of the Acquired Entities.

     SECTION 10.11 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedule, the Schedules, the Exhibits, the Escrow Agreement and the Confidentiality Agreement constitute the entire agreement with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

     SECTION 10.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      SECTION 10.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

     SECTION 10.14 WAIVER. EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE VII, OR WITH RESPECT TO ANY COVENANTS WHICH CONTEMPLATE PERFORMANCE FOLLOWING THE CLOSING, FROM AND AFTER THE CLOSING THE ACQUIRED ENTITIES, PURCHASER AND LNY HEREBY RELEASE AND IRREVOCABLY DISCHARGE SELLER AND ITS DIRECTORS, OFFICERS, STOCKHOLDERS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, EXPENSES AND SUITS OF EVERY KIND, CHARACTER AND DESCRIPTION, KNOWN OR UNKNOWN, AT LAW OR IN EQUITY (IN EACH CASE OTHER THAN FOR FRAUD), WHICH THE ACQUIRED ENTITIES, PURCHASER OR LNY MAY HAVE HAD AT ANY TIME HERETOFORE, MAY HAVE NOW OR MAY HAVE AT ANY TIME HEREAFTER, ARISING FROM, RELATING TO, RESULTING FROM OR IN ANY MANNER INCIDENTAL TO ANY AND EVERY MATTER, THING OR EVENT WHATSOEVER OCCURRING OR

FAILING TO OCCUR AT ANY TIME IN THE PAST UP TO AND INCLUDING THE DATE OF THIS AGREEMENT AND, BY RECEIPT OF THE CONSIDERATION TO BE RECEIVED BY SELLER AND THE SHARES TO BE RECEIVED BY PURCHASER AT CLOSING, UP TO AND INCLUDING THE CLOSING, INCLUDING MATTERS RELATING TO (A) THE ACQUIRED ENTITIES, (B) EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE VII, THE SHARES OR ANY OTHER OWNERSHIP INTEREST IN THE ACQUIRED ENTITIES AND (C) ANY INFORMATION PROVIDED BY OR ON BEHALF OF THE SELLER PARTIES TO PURCHASER OR LNY IN CONNECTION WITH OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.



            The remainder of this page is intentionally left blank.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                             PB GAMING, INC.


                                             By: /s/ Timothy N. Poster
                                                --------------------------------
                                                Name:  Timothy N. Poster
                                                Title: Chairman of the Board and
                                                       Chief Executive Officer


                                             POSTER FINANCIAL GROUP, INC.


                                             By: /s/ Thomas C. Breitling
                                                --------------------------------
                                                Name:  Thomas C. Breitling
                                                Title: President, Secretary and
                                                       Treasurer


                                             LSRI HOLDINGS, INC.


                                             By: /s/ Tilman Fertitta
                                                --------------------------------
                                                Name:  Tilman Fertitta
                                                Title: President


                                             LANDRY'S RESTAURANTS, INC., for the
                                             purposes of Section 5.14, Section
                                             5.21, Section 5.22, Article VII and
                                             Article X


                                             By: /s/ Tilman Fertitta
                                                --------------------------------
                                                Name:  Tilman Fertitta
                                                Title: Chrairman of the Board,
                                                       President and Chief
                                                       Executive Officer

                                                                   Exhibit 2.6
                                                                   -----------


Working Capital Liability Amount shall be equal to (i) 23,000,000, minus (ii) the amount drawn down under the Revolver (excluding letters of credit) in excess of $22,000,000 as of immediately prior to the Closing, plus (iii) 100% of the amount of any capital contributions from Seller to PFG applied to satisfy the interest payment due June 1, 2005 under the Senior Notes if the Closing (as such term is defined under the GNL Stock Purchase Agreement) does not occur before May 31, 2005, except in the case that the reason for such non-occurrence of such Closing is a material breach by Barrick of a material representation, warranty or covenant under the GNL Stock Purchase Agreement. The Working Capital Liability Amount together with the amount set forth in
Section 2.1(a) shall be referred to as the "Purchase Price."